     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2002

                                                      REGISTRATION NO.
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------

                       METROPOLITAN HEALTH NETWORKS, INC.
                 (Name of Small Business Issuer in Its Charter)

                 FLORIDA                                      8011                                    65-0635748
     (State or Other Jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
      Incorporation or Organization)                 Classification Number)                      Identification No.)

                    500 AUSTRALIAN AVENUE SOUTH, SUITE 1000
                           WEST PALM BEACH, FL 33401
                                 (561) 805-8500
         (Address and Telephone Number of Principal Executive Offices)

                             ---------------------

                  FRED STERNBERG, CHAIRMAN, PRESIDENT AND CEO
                    500 AUSTRALIAN AVENUE SOUTH, SUITE 1000
                           WEST PALM BEACH, FL 33401
                                 (561) 805-8500
           (Name, Address and Telephone Number of Agent For Service)

                             ---------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                            JOEL D. MAYERSOHN, ESQ.
                              ATLAS PEARLMAN, P.A.
                    350 EAST LAS OLAS BOULEVARD, SUITE 1700
                           FORT LAUDERDALE, FL 33301
                           TELEPHONE: (954) 763-1200
                          FACSIMILE NO. (954) 766-7800

                             ---------------------

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
   We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                         PROPOSED             PROPOSED
                TITLE OF EACH                                             MAXIMUM              MAXIMUM
             CLASS OF SECURITIES                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
              TO BE REGISTERED                     REGISTERED          PER SECURITY       OFFERING PRICE(1)   REGISTRATION FEE(1)
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Common Stock, par value $.001 per share(1)...       4,024,778              $.82             $3,300,317.90           $303.63
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Total Registration Fee.......................
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on March 11, 2002.

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   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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PROSPECTUS

                       METROPOLITAN HEALTH NETWORKS, INC.

                                    SHARES OF COMMON STOCK

     This prospectus covers the 4,024,778 shares of common stock of Metropolitan Health Networks, Inc. being offered for resale by certain selling security holders.

     Our common stock is traded on the OTCBB under the trading symbol "MDPA". On March 11, 2002, the closing price for our common stock was $.82.

                             ---------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 The date of this prospectus is March 13, 2002

                               PROSPECTUS SUMMARY

     This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional risk factors.

                                  THE COMPANY

BUSINESS DESCRIPTION

     We are an integrated healthcare company whose mission is to provide medical, pharmacy and related services to patients. We operate a Provider Service Network in Florida and provide managed care pharmacy operations. Through our Provider Service Network, we manage the provision of health care services for patients through agreements with HMOs and other insurers for a significant portion of the insurance premiums. We currently have pharmacy operations in Florida, New York, and Maryland.

     We have agreements with HMOs to manage the financial risk for managed care organizations in South and Central Florida and are responsible for providing healthcare services to approximately 48,000 patients. We provide our services through a network of primary care physicians, specialists, hospitals and ancillary facilities. These providers have contracted to provide services to our patients agreeing to certain fee schedules and care requirements.

     We have developed management expertise in the fields of:

     - Quality management -- a review of overall patient care by physicians by reviewing referrals measured against standard industry guidelines, which provide the basis to determine that patient care meets the highest standards of medical care.

     - Utilization management -- a daily review of the physicians care and services through statistical data created by patient visits, referrals, hospital admissions and nursing home information that enables us to monitor effective medical care. The methods used also provide disease management for the benefit of the high-risk patients.

     - Claims adjudication and payment to physicians and hospitals.

     Under our model, the physicians maintain their independence but are aligned with a professional staff to assist in providing cost effective medicine. Each primary care physician provides direct patient services as a primary care doctor including referrals to specialists, hospital admissions and referrals to diagnostic services.

     We believe our expertise allows us to provide a service and manage the risk that health insurance companies cannot provide on an efficient and economic level. Health insurance companies are typically structured as marketing entities to sell their products on a broad scale. Due to mounting pressures from the industry, managed care organizations have altered their strategy, returning to the traditional model of selling insurance and transferring the risk to a provider service network. Under such arrangements, managed care organizations receive premiums from the government Healthcare Financing Administration (HCFA) and commercial groups and pass a significant percentage of the premium on to a third party such as us, to provide covered benefits to patients, including pharmacy and other enhanced services. After all medical expenses are paid, any surplus or deficit remains with the provider service network. When managed properly, accepting this risk can create significant surpluses.

     We also use the Internet to help process referral claims between network primary care physicians and specialists. This process helps reduce the paperwork in the physician's office as well as provide a more efficient method for the patient in our network. Our utilization management team communicates with the physicians on a daily basis to provide overall management of the patient.

     Our executive offices are located at 500 Australian Avenue South, Suite 1000, West Palm Beach, Florida 33401, and our telephone number is (561) 805-8500.

     References throughout this prospectus to "we", "us" and "our" are to Metropolitan Health Networks, Inc. and its subsidiaries.

                                  THE OFFERING

SELLING SHAREHOLDERS

     This prospectus covers up to 4,024,778 shares of our common stock which may be sold by the selling stockholders identified in this prospectus.

SUMMARY FINANCIAL DATA

     The following summary of our financial information has been derived from our audited financial statements that are included in this prospectus. Information for the period ended September 30, 2001 is not audited.

RESULTS OF OPERATION

                                           NINE MONTHS                        SIX MONTHS
                                              ENDED           YEAR ENDED         ENDED        YEAR ENDED
                                        SEPTEMBER 30, 2001   DEC. 31, 2000   DEC. 31, 1999   JUNE 30, 1999
                                        ------------------   -------------   -------------   -------------
                                           (UNAUDITED)
Revenues..............................     $92,557,323       $119,129,854     $10,020,795    $ 18,501,497
Operating Expenses....................      87,673,869        117,461,591      14,049,744      25,660,099
                                           -----------       ------------     -----------    ------------
Net Income (Loss).....................       4,347,360          4,928,569      (6,214,486)    (10,319,816)
Net earnings (Loss) Per Share
  (basic).............................            0.17               0.28           (0.58)          (1.44)
  (diluted)...........................            0.15               0.24           (0.58)          (1.44)
                                           -----------       ------------     -----------    ------------

BALANCE SHEET DATA

                                                          SEPTEMBER 30,   DECEMBER 31,    JUNE 30,
                                                              2001            2000          1999
                                                          -------------   ------------   -----------
                                                           (UNAUDITED)
Working Capital (Deficit)...............................   $ 8,785,456    $  (528,364)   $(9,131,345)
Total Assets............................................    19,047,939     11,765,252     11,944,747
Total Liabilities.......................................     7,253,796     10,924,619     15,445,546
Shareholder's Equity (Deficit)..........................    11,794,143        840,633     (3,500,799)

                                  RISK FACTORS

     Prospective investors should carefully consider, along with other matters referred to herein, the following risk factors.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HARM OUR BUSINESS AND RESULTS OF OPERATION.

     We have experienced rapid growth in our business. This growth may impair our ability to provide our services efficiently and to manage our employees adequately. Our strategy is to focus on growth within geographic parameters, identifying regions throughout Florida. We are taking steps to manage our growth and to date have not experienced any persistent difficulties in managing our growth. Future results of operations could be materially adversely affected if we are unable to manage our growth effectively.

WE HAVE ONLY RECENTLY ACHIEVED PROFITABILITY AND WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY.

     Although we have achieved increased levels of revenues for the year ended December 31, 2000, this was our first profitable year. Up to this date we have operated with negative cash flows. For the year ended December 31, 2000, we incurred a profit of $4,928,569 of which $3,448,258 was a non-recurring gain. For the 9 months ended September 30, 2001, we incurred a profit of $4,347,360. Our operating expenses have increased and can be expected to increase in connection with our operational growth and, accordingly, our future profitability may depend on corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition or changes in government regulation, could have an adverse affect on our operating margins and results of operations. As a result, we may experience liquidity and cash flow problems in the future, and may require additional financing. There can be no assurance that our rate of revenue growth will continue in the future, that our future operations will be profitable, or that we will be able to obtain additional financing, if an when necessary, on terms acceptable to us.

OUR QUARTERLY RESULTS WILL LIKELY FLUCTUATE, WHICH COULD CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE.

     We are subject to quarterly variations in our medical expenses due to fluctuations in patient utilization. We have significant fixed operating costs and, as a result, are highly dependent on patient utilization to sustain profitability. Our results of operations for any quarter are not necessarily indicative of results of operations for any future period or full year. We experience increased patient population and greater use of medical services in the winter months. As a result, our results of operations may fluctuate significantly from period to period. In addition, there recently has been significant volatility in the market price of securities of health care companies that in many cases we believe has been unrelated to the operating performance of these companies. We believe that certain factors, such as legislative and regulatory developments, quarterly fluctuations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, and general economic and financial market conditions, could cause the price of our common stock to fluctuate substantially.

THE LOSS OF CERTAIN AGREEMENTS AND THE CAPITATED NATURE OF OUR REVENUES COULD MATERIALLY EFFECT OUR OPERATIONS.

     The majority of our revenues come from agreements with managed care organizations that provide for the receipt of capitated fees. The principal organization that we contract with is Humana. Capitated fees are negotiated fees that stipulate a specific dollar amount or a percentage of total premium collected by an insurer or payor source to cover the partial or complete healthcare services deliveries to a person. We generally enter into agreements which are for one-year terms and subject to annual negotiation of rates, covered benefits and other terms and conditions. These agreements may be terminated on short notice or not renewed on terms favorable to us and our affiliated providers. We may not be successful in obtaining additional HMO agreements or in increasing the number of HMO enrollees. A decline in enrollees in HMOs could also have a material adverse effect on our profitability.

     Under the HMO agreements we, through our affiliated providers, generally are responsible for the provision of all covered hospital benefits, as well as outpatient benefits, regardless of whether the affiliated providers directly provide the healthcare services associated with the covered benefits. To the extent that enrollees require more care than is anticipated, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, our operating results could be adversely affected. As a result, our success will depend in large part on the effective management of health care costs. Pricing pressures may have a material adverse effect on our operating results. Changes in health care practices, inflation, new technologies, and numerous other factors affecting the delivery and cost of health care are beyond our control and may adversely affect our operating results.

THE DEVELOPMENT OF MANAGEMENT INFORMATION SYSTEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE.

     Our management information systems are important components of the business and are becoming a more significant factor in our ability to remain competitive. We already possess a physician billing and collection system. We are participating in the development of an integrated management information system. To date, we have not experienced any systematic glitch or significant setback related to the functioning of our present management information system or to the development of our new system. The development and implementation of such systems involve the risk of unanticipated delay and expense, which could have an adverse impact on our operations.

EXPOSURE TO PROFESSIONAL LIABILITY AND THE HIGH COST OF LIABILITY INSURANCE COULD ADVERSELY EFFECT OUR FINANCIAL OPERATION.

     In recent years, physicians, hospitals and other providers in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. We maintain professional liability insurance coverage, on a claims basis, in an amount of $1.0 million per claim and $3.0 million in the aggregate for each physician and errors and omissions coverage of $1.0 million per claim and $3.0 million in the aggregate. Those amounts exceed the requirements as mandated by the state of Florida but which may not be adequate to protect our assets.

THE LOSS OF A SIGNIFICANT CONTRACT WITH HUMANA WOULD MATERIALLY EFFECT OUR OPERATIONS.

     We have one year renewable agreements with Humana to provide healthcare services to members in certain healthcare networks established or managed by Humana. For the twelve months ended December 31, 2000, approximately 96.4% of our revenue was obtained from these agreements. These agreements may be terminated in the event we participate in activities Humana reasonably believes may adversely effect the health or welfare of any member or other material breach. Failure to maintain these agreements, or successfully develop additional sources of revenue could adversely effect our financial condition.

OUR INDUSTRY IS ALREADY VERY COMPETITIVE; INCREASED COMPETITION COULD ADVERSELY AFFECT OUR REVENUES.

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. Companies in other health care industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. Our principal competitors include Continucare, Florida Health Choice and Primary Care Specialists. Our strength in comparison with our competitors is our knowledge, understanding and experience in managed care risks, particularly with Medicare. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this competition may have an adverse effect on our revenues.

WE ARE DEPENDENT UPON OUR KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS.

     Our success depends to a significant extent on the continued contributions of our key management, including our chairman, president and chief executive officer, Fred Sternberg, and Debra Finnel, our chief operating officer and vice president. We have no insurance policies for our executive officers. The loss of Mr. Sternberg or Ms. Finnel or other key personnel could have a material adverse effect on our financial condition, results of operations and plans for future development. While we have employment contracts with Mr. Sternberg and Ms. Finnel, we compete with other companies for executive talent and there can be no assurance that highly qualified executives would be readily available.

THE HEALTH CARE INDUSTRY IS HIGHLY REGULATED AND OUR FAILURE TO COMPLY WITH LAWS OR REGULATIONS, OR A DETERMINATION THAT IN THE PAST WE HAVE FAILED TO COMPLY WITH LAWS OR REGULATIONS, COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The health care services that we and our affiliated professionals provide are subject to extensive federal, state and local laws and regulations governing various matters such as the licensing and certification of our facilities and personnel, the conduct of our operations, our billing and coding policies and practices, our policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. If we fail to comply with these laws, or a determination is made that in the past we have failed to comply with these laws, our financial condition and results of operations could be adversely affected. Changes to health care laws or regulations may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements. These changes, if effected, could have the effect of reducing our opportunities or continued growth and imposing additional compliance costs on us that may not be recoverable through price increases.

     Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for referring Medicaid or other government-sponsored health care program patients or patient care opportunities or purchasing, leasing, ordering, arranging for or recommending any service or item for which payment may be made by a government-sponsored health care program. In addition, federal physician self-referral legislation, known as the Stark law, prohibits Medicare or Medicaid payments for certain services furnished by a physician who has a financial relationship with various physician-owned or physician-interested entities. These laws are broadly worded and, in the case of the anti-kickback law, have been broadly interpreted by federal courts, and potentially subject many business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws, which could have an adverse effect on our business and results of operations. Florida also has anti-kickback and self-referral laws, imposing substantial penalties for violations.

LIMITATIONS OF OR REDUCTION IN REIMBURSEMENT AMOUNTS OR RATES BY
GOVERNMENT-SPONSORED HEALTHCARE PROGRAMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As of December 31, 2001 approximately 95% of our revenues were derived from reimbursements by various government-sponsored health care programs. These government programs, as well as private insurers, have taken and may continue to take steps to control the cost, use and delivery of health care services. The following events could result in an adverse effect on our financial condition and results of operations:

     - reductions in or limitations of reimbursement amounts or rates under programs,

     - reductions in funding of programs,

     - elimination of coverage for certain individuals or treatments under programs, which may be implemented as a result of increasing budgetary and cost containment pressures on the health care industry, or

     - new federal or state legislation reducing funding and reimbursements.

WE HAVE ANTI-TAKEOVER PROVISIONS WHICH MAY MAKE IT DIFFICULT TO REPLACE OR REMOVE OUR CURRENT MANAGEMENT.

     Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The ability of our board to issue preferred stock may prevent or frustrate shareholder attempts to replace or remove current management.

DUE TO THE SUBSTANTIAL NUMBER OF OUR SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE, THE MARKET PRICE OF OUR COMMON STOCK COULD FALL AS A RESULT OF SALES OF A LARGE NUMBER OF SHARES OF COMMON STOCK IN THE MARKET, OR THE PRICE COULD REMAIN LOWER BECAUSE OF THE PERCEPTION THAT SUCH SALES MAY OCCUR.

     These factors could also make it more difficult for us to raise funds through future offerings of our common stock. As of December 31, 2001, there were 27,479,087 shares of our common stock outstanding. All of which will be freely tradable without restriction with the exception that approximately 5,500,000 shares, which are owned by certain of our officers, directors, affiliates and third parties, may be sold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933;

     In addition, as of December 31, 2001, approximately 7,380,400 shares of our common stock were reserved for issuance upon the exercise of warrants and options which have been previously granted.

OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING COMMON STOCK.

     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

                           FORWARD LOOKING STATEMENTS

     The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance. Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of procedures performed by our facilities and physicians, changes in the reimbursement rates for those services as well as uncertainty about the ability to collect the appropriate fees for services provided by us.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2001 on an actual (unaudited) basis. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                              SEPTEMBER 30, 2001
                                                                    ACTUAL
                                                              ------------------
Current maturities of long-term debt........................     $    989,353
Long-term debt..............................................          202,738
Shareholders' equity (deficit):
Common Stock, $.001 par value, 80,000,000 shares authorized,
  27,209,143 shares issued and outstanding..................           27,209
Preferred Stock, $.001 par value, 10,000,000 shares
  authorized, 5,000 shares issued or outstanding............          500,000
Additional paid-in capital..................................       25,874,628
Accumulated deficit.........................................      (14,237,179)
Other.......................................................         (370,515)
                                                                 ------------
          Total shareholders' equity........................     $ 11,794,143
                                                                 ============

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our shares of common stock are traded on the OTCBB under the symbol "MDPA". Our warrants traded under the symbol "MDPAW" until March 15, 2001, when they expired. The following tables set forth the high and low closing bid prices for the common stock as reported by OTCBB:

COMMON STOCK

PERIOD                                                         HIGH     LOW
------                                                        ------   ------
January 1, 1999 - March 31, 1999............................   1.870    0.065
April 1, 1999 - June 30, 1999...............................   1.938    0.344
July 1, 1999 - September 30, 1999...........................   0.563    0.203
October 1, 1999 - December 31, 1999.........................   0.422    0.188
January 1, 2000 - March 31, 2000............................   3.813    0.235
April 1, 2000 - June 30, 2000...............................   2.750    1.031
July 1, 2000 - September 30, 2000...........................   3.313    1.531
October 1, 2000 - December 31, 2000.........................   2.000    0.750
January 1, 2001 - March 31, 2001............................   1.844    0.875
April 1, 2001 - June 30, 2001...............................   3.340    1.930
July 1, 2001 - September 30, 2001...........................   2.900    1.750
October 1, 2001 - December 31, 2001.........................   2.030    1.030
January 1, 2002 - March 12, 2002............................   1.400    0.820

     Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

OVERVIEW

     We began operations as a provider service network (PSN) in 2000. As a PSN, we assume the risk for and manage the provision of health care services for patients through "global risk" contracts entered into with HMO's and other insurers in return for a significant portion of the insurance premiums. In late 1999 and early 2000 we sold or discontinued unprofitable business units, reduced staffing and overhead, and resolved several issues including various litigation. Presently, substantially all of our revenues are generated from our PSN operations. We experience increased patient population and greater use of medical services in the winter months. Management does not believe this seasonal trend will materially effect our operations. As of September 30, 2001, we provided health services to approximately 48,000 patients in South and Central Florida.

  The Three Months Ended September 30, 2001

RESULTS OF OPERATIONS

     The Company had revenues of $32.5 million for the quarter ended September 30, 2001 while operating expenses were $30.9 million, resulting in an operating profit from operations of approximately $1.5 million and net income of $1.3 million, as compared to an operating profit of $877,000 and net income of $593,000 (exclusive of a September 2000 one-time gain on settlement of debt in the amount of $3.5 million) for the same period in 2000. Due to the start up of the pharmacy (Metcare Rx), the September 2001 results included a loss of approximately $263,000.

     Earnings before interest, taxes, depreciation and amortization (EBITDA), exclusive of the September 2000 gain on settlement of debt increased $685,000, from $1.0 million in the third quarter of 2000 to $1.7 million in 2001. In addition, at September 30, 2001 the Company's working capital was $8.8 million while its net worth increased to $11.8 million, both showing significant improvement over the prior year's results of negative $3.1 million and negative $215,000 respectively.

REVENUE

     Revenue for the quarter ended September 30, 2001 increased $5.1 million (19%) over the same period in 2000, from $27.3 million to $32.4 million. PSN revenues, the core of the Company's business, increased 18%, from $27.0 million to $31.8 million, due primarily to the following factors; funding increases from December 2000 revisions to the Balanced Budget Act of 1997 approximating $1.5 million and new facilities in Belle Glade and Boca Raton totaling $1.8 million, with the balance coming from increased membership in our Daytona market. Other operating revenues increased 104%, from $321,000 to $656,000, due entirely to the Company's start-up pharmacy operation (Metcare Rx) which began operations in the Daytona market in June 2001 and in New York in July 2001. Management believes that Metcare Rx will eventually account for a significant percentage of overall company wide revenues as it continues to expand in Daytona, New York and other markets. Pharmacy sales to the PSN of approximately $164,000 have been eliminated in consolidation.

EXPENSES

     Despite an 18% increase in PSN revenues, medical expenses increased only 11% in the third quarter of 2001 over the same period in 2000, from $24.6 million in 2000 to $27.2 million in 2001. The Company's medical loss ratio
(MLR), the ratio of medical costs to PSN revenues, improved significantly, from 91% to 86%. This improvement is due to the Company's improved utilization efforts and initiatives including its newly implemented hospitalist program, the June start-up of its pharmacy division in the Daytona market and improved terms in its specialty contracts.

     Cost of sales for the quarter totaled $417,000 and represents the costs of the pharmaceutical supplies sold by the Company's start-up pharmacy operation, Metcare Rx. Corresponding revenues on the sales of these supplies amounted to $486,000, of which $164,000 was eliminated in consolidation.

     Salaries and benefits costs for the quarter increased 104% over the same period in 2000, from $907,000 to $1.9 million. The increase resulted primarily from two factors, new operations and increased management. Through late 2000 and the first nine months of 2001, a number of new operations were opened as the Company continued to implement its business plan. These operations accounted for $724,000 of incremental payroll related costs. Three of these (Port Orange, Ormond Beach and Everglades), totaling $341,000 in payroll costs, were opened February 2001 and operated as medical centers for our PSN operations in Daytona and Palm Beach. In July 2001, a fourth new medical center was opened in Boca Raton, incurring $63,000 in payroll costs for the quarter. Metlabs, acquired October 2000, accounted for $99,000 of the increase in payroll expenses while Metcare Rx, the Company's pharmacy operation, accounted for $221,000 of incremental payroll costs in its Florida and New York facilities. In addition, during the second half of 2000 and early 2001 the Company recognized the need to bolster its management team, hiring three new senior managers totaling approximately $120,000 for the quarter. Salary increases and a bolstering of staffing throughout the Company accounted for the balance of the increase.

     Depreciation and amortization for the quarter ended September 30, 2001 was $205,000 compared to $171,000 the year before. $31,000 of the increase is due to the amortization of goodwill on the above mentioned acquisitions while the balance results from deprecation of fixed assets acquired over the past year in the normal course of operations.

     General and administrative expense for the quarters ended September 30, 2001 and 2000 were $1.2 million and $748,000 respectively, an increase of approximately $461,000. Significant increases occurred in marketing and consulting fees ($70,000) primarily to marketing programs instituted by the Company. Legal and other related costs incurred as a result of regulatory filings accounted for $64,000 in the September 2001 quarter. In addition, approximately $345,000 in incremental general and administrative expenses was incurred by the aforementioned new operating locations in the quarter. These increases were offset in part by decreases due to the consolidation of two Miami offices resulting in a savings $79,000 over the prior year.

  The Nine Months Ended September 30, 2001

RESULTS OF OPERATIONS

     The Company had revenues of $92.6 million for the nine months ended September 30, 2001 while operating expenses were $87.7 million, resulting in an operating profit from operations of approximately $4.9 million and net income of $4.3 million, as compared to an operating profit of $1.6 million and net income of $1.1 million (exclusive of a September 2000 one-time gain on settlement of debt in the amount of $3.5 million) for the same period in 2000. The 2001 results included a loss of approximately $284,000 on its newly formed pharmacy division.

     Earnings before interest, taxes, depreciation and amortization (EBITDA), exclusive of the September 2000 gain on settlement of debt, increased $3.3 million, from $2.2 million through three quarters of 2000 to $5.5 million in 2001. In addition, at September 30, 2001 the Company's working capital was $8.8 million while its net worth increased to $11.8 million, both showing significant improvement over the prior year's results of negative $3.1 million and negative $215,000 respectively.

REVENUE

     Revenue for the nine months ended September 30, 2001 increased $6.0 million (7%) over the same period in 2000, from $86.5 million to $92.5 million. PSN revenues, the core of the Company's business, also increased 7%, from $84.8 million to $91.0 million, due primarily to the following factors; funding increases from December 2000 revisions to the Balanced Budget Act of 1997 approximating $3.5 million and new facilities in Belle Glade and Boca Raton totaling $3.0 million. These increases were partially offset by decreases in revenue incurred in the first half of 2001 as the Company cancelled its contractual arrangements with certain unprofitable physician practices in its PSN. Other operating revenues decreased 10% due primarily to a $555,000 reduction in one-time revenue and revenue from discontinued (MRI and Datascan) and other non-PSN operations which were reported in the first quarter of 2000. This decrease was partially offset by $346,000 in revenues generated by the Company's start-up pharmacy operation (Metcare Rx), which began operations in the Daytona market in June 2001 and in New York in July 2001. Management believes that Metcare Rx will eventually account for a significant percentage of overall company wide revenues as it continues to expand in Daytona, New York and other markets. Pharmacy sales to the PSN of approximately $164,000 have been eliminated in consolidation.

EXPENSES

     Despite a 7% increase in PSN revenues, medical expenses decreased approximately $1.0 million (1%) in the first nine months of 2001 over the same period in 2000, from $79.6 million in 2000 to $78.6 million in 2001. The Company's medical loss ratio (MLR), the ratio of medical costs to PSN revenues, showed significant improvement, from 94% to 86%. This improvement is due to the Company's improved utilization efforts and initiatives including its newly implemented hospitalist program, the June start-up of its pharmacy division in the Daytona market and improved terms in its specialty contracts.

     Cost of sales for the nine months totaled $436,000 and represents the costs of the pharmaceutical supplies sold by the Company's pharmacy operation, Metcare Rx. Corresponding revenues on the sales of these supplies amounted to $511,000, of which $164,000 was eliminated in consolidation.

     Salaries and benefits costs for the nine months increased 68% over the same period in 2000, from $2.8 million to $4.7 million. This increase results primarily from two factors, new operations and increased management. Through late 200 and the first nine months of 2001, a number of new operations were opened as the Company continued to implement its business plan. These operations accounted for $1.4 million of incremental payroll related costs. Three of these (Port Orange, Ormond Beach and Everglades), totaling $850,000 in payroll costs, were opened February 2001 and operated as medical centers for our PSN operations in Daytona and Palm Beach. In July 2001, a fourth new medical center was opened in Boca Raton, incurring $63,000 in payroll costs for the quarter. Metlabs, acquired October 2000, accounted for $263,000 of the increase in payroll expenses while Metcare Rx, the Company's pharmacy operation, accounted for $236,000 of incremental payroll costs in its Florida and New York facilities. In addition, in late 2000 and early 2001 the Company recognized the need to bolster its management team, hiring three new senior managers totaling approximately $389,000 for the nine months ended September 30, 2001. Salary increases and a bolstering of staffing throughout the Company accounted for the balance of the increase.

     Depreciation and amortization for the nine months ended September 30, 2001 was $626,000 compared to $527,000 the year before. $93,000 of the increase is due to the amortization of goodwill on the above mentioned acquisitions while the balance results from depreciation of fixed assets acquired over the past year in the normal course of operations.

     General and administrative expense for the nine months ended September 30, 2001 and 2000 were $3.3 million and $2.0 respectively, an increase of approximately $1.3 million. Significant increases occurred in marketing and consulting fees ($206,000) primarily to market and promote the company. Legal and other related costs incurred as a result of regulatory filings accounted for $163,000 in the nine months ended September 30, 2001. In addition, approximately $700,000 in incremental general and administrative expenses was incurred by the aforementioned new operating locations in the first nine months while $100,000 is attributable to additional bad debt reserves related to the Company's accounts receivable from discontinued operations.

YEAR ENDED DECEMBER 31, 2000

 Results of Operations

     2000's performance is directly related to the change in our business strategy in becoming a PSN, assuming the downstream risk from MCO's, while strongly managing this risk through our Network. The results of operations presented are for a twelve-month period. Due to a change in our reporting year, there were no comparative numbers for the same period in the prior year. As a result of the change in our business operations, comparison to prior years' operations is not necessarily meaningful. We had revenues of $119.1 million for the twelve-month period ended December 31, 2000 compared to $10.0 million for the six months ended December 31, 1999. Operating expenses for those same periods were $117.5 million and $13.5 million respectively. We had earnings of $4.9 million for the twelve months ended December 31, 2000 versus a loss of $6.2 million for the six-month period ended December 31, 1999. Current year period results include a one-time gain of $3.4 million related to the settlement of litigation. We had earnings from continuing operations for the twelve months of $1.7 million compared to a loss $3.5 million for the six months ended December 31, 1999. The increase in revenues and profits for the year ended December 31, 2000 reflects our change in our business as a PSN and validates our new operating model as a downstream risk provider. Furthermore, we began 2000 with a deficit net worth of $9.5 million and ended the year with a positive net worth of $841,000, an improvement of $10.3 million, while working capital improved by $11.8 million and EBITDA increased by $11.1 million.

 Revenues

     We generated substantially all of our revenues from our managed care contracts. The revenue is based upon a pre-negotiated percentage of established fees by HCFA based upon the Medicare+Choice program per member per month (PMPM). Management has recognized the need to further increase growth by expanding its current relationships, adding new payor sources and establishing a direct relationship with HCFA. Strategic alliances in pharmacy, physician purchasing, telemedicine and other services will also provide future opportunity for revenue growth through its Network. In addition, we have identified potential new markets in the State of Florida.

  Operating Expenses

     The operating expenses for the twelve months ended December 31, 2000 are reflective of our PSN operating model and, as a result, comparison to the prior year would not be indicative of current operations. However, we have continued to improve our overall performance as reflected in decreases in a number of operating expense categories. In prior years, our operations were highly labor and capital intensive, whereas the current PSN model requires fewer employees, consultants, facilities and fixed assets, but incurs higher medical costs. Direct medical cost includes all costs associated with providing services of the PSN operation including direct medical payments to physician providers, hospitals and ancillary services on capitate and fee for service basis. For the year ended December 31, 2000, these costs represented 91.7% of revenue, or 95.1% of PSN revenues, what is referred to as the medical loss ratio (MLR). Management believes as its systems of monitoring utilization management continue to improve, and through the implementation and management of its pharmacy, telemedicine and other cost effective services, it can reduce the MLR, resulting in additional cost savings.

     Payroll, payroll taxes and benefits for the year ended December 31, 2000 amounted to $4.1 million compared to $7.0 million to the twelve months ended June 30, 1999. The decrease in payroll is due to the change in operations. Anticipation of additional patient lives in 2001 will require additional personnel. We expect these increases to be more than offset by the additional revenue these patient lives will generate. Depreciation and amortization totaled $666,000, approximately one-third the amount it had previously been incurring. Our current operations do not require significant outlays for capital improvements. We are availing ourselves of ASP services through our strategic relationships to maximize the use of technology without the need to acquire hardware and software. Bad debt expense of $644,000 reflects the adjustment to our reserve for doubtful accounts based on our best estimates of the collectability of our accounts receivable. Management expects this amount to decline as a result of a change in our business model.

     General and administrative expenses for the twelve months ended December 31, 2000 were $1.9 million or 1.6% of revenue compared to $1.3 million or 12.9% for the six months ended December 31, 1999. We retained consultants to review our operations and make recommendations in 1999 and 2000. For the twelve months ended December 31, 2000 consulting expense was $323,000 compared to $1.0 million for the twelve months ended June 30, 1999 and $300,000 for the six months ended December 31, 1999. We believe it is beneficial and more economical to retain consultants for specific projects where specific expertise is required rather than hire permanent personnel. We closed our deficit operations as of December 31, 1999. In connection with the closing of these operations, we had recorded related liabilities. During 2000, management made settlements with certain equipment lessors that reduced these outstanding liabilities by $572,000. Interest expense was $588,000 for the twelve months ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Beginning in 2000, the Company began operating profitably and has been able to raise the funds required to augment its cash flow from operations. During the nine months ended September 30, 2001, the Company sold 3,205,278 shares of common stock for an aggregate of approximately $5,177,000.

     In March 2001, the Company secured a two-year equity line of credit in the amount of $12 million that the Company has the right, but not the obligation, to draw upon. The facility allows the Company to draw up to an aggregate of $750,000 per month based upon certain pricing formulas at the time of the draw and a floor to be set exclusively by the Company. Management believes that this facility, along with its other financing initiatives, will enable the Company to pursue future accretive business opportunities.

     In addition to third party financing, the primary source of the Company's liquidity is derived from payments under its full-risk contracts. In connection with its January 2000 contract in the Daytona market, the Company was required to fund a full year's IBNR (claims incurred but not reported) and, as a result, the cash flow provided from that contract was minimal for the year ended December 31, 2000. Beginning early 2001, this contract began generating improved cash flows. In addition, the revisions to portions of the Balanced Budget Act of 1997 began providing increased funding of approximately $526,000 per month of the Company's existing contacts in March 2001.

     The Company has certain accounts receivable, which have been financed under a line of credit. Such borrowings were available on a formula basis taking into account the amount and age of eligible receivables and amounted to $666,050 at June 30, 2001. The Company had no additional availability under the line and has restructured it as an 18-month term loan with monthly payments of $50,000, which includes principal and interest at 5% over prime.

     At September 30, 2001 the Company had a liability for unpaid payroll taxes and related interest and penalties of approximately $2.3 million. In April 2001, the Company negotiated an installment plan with the Internal Revenue Service
(IRS) whereby it is making monthly installments ranging from $50,000 to $100,000 until the liability is retired.

                                    BUSINESS

DESCRIPTION OF BUSINESS

  Introduction

     We have agreements with HMO's to manage patient risk in South and Central Florida and are responsible for providing healthcare services to approximately 45,000 patient lives. We provide our services through a network of primary care physicians, specialists, hospitals and ancillary facilities. These providers have contracted to provide services to our patients agreeing to certain fee schedules and care requirements.

     We have developed management expertise in the fields of

     - disease management -- a method to manage the costs and care of high risk patients and produce better patient care

     - quality management -- a review of overall patient care measured against best medical practice patterns

     - utilization management -- a daily review of statistical data created by encounters, referrals, hospital, admissions and nursing home information

     - claims adjudication and payment

     Under our model, the physicians maintain their independence but are aligned with a professional staff to assist in providing cost effective medicine. Each primary care physician provides direct patient services as a primary care doctor including referrals to specialists, hospital admissions and referrals to diagnostic services.

     We believe our expertise allows us to provide a service and manage the risk that health insurance companies cannot provide on an efficient and economic level. Health insurance companies are typically structured as marketing entities to sell their products on a broad scale. Due to mounting pressures from the industry, managed care organizations have altered their strategy, returning to the traditional model of selling insurance and transferring the risk to a provider service network. Under such arrangements, managed care organizations receive premiums from the Healthcare Financing Administration (HCFA) and commercial groups and pass a significant percentage of the premium on to a third party such as us, to provide covered benefits to patients, including pharmacy and other enhanced services. After all medical expenses are paid, any surplus or deficit remains with the provider service network. When managed properly, accepting this risk can create significant surpluses.

     We also use the Internet to help process referral claims between network primary care physicians and specialists. This process helps reduce the paperwork in the physician's office as well as provide a more efficient method for the patient in our network. Our utilization management team communicates with the physicians on a daily basis to provide overall management of the patient.

  Industry

     A recent HCFA study projects spending for healthcare in the United States will increase from $1.2 trillion in 1999 to over $2 trillion by 2006, or 15.9% of the Gross Domestic Product. Healthcare costs per person are expected to jump from $3,759 to $7,100. Americans are expected to spend $171 billion on prescription drugs in 2007, up from $99.6 billion in 1999. A number of factors are at work affecting the patient, healthcare provider and payor relationship. Healthcare spending has been fairly stable in recent years, as consumers and employers have switched to managed care plans, holding down costs. Today, with 85% of working Americans now covered by managed care, the opportunity for additional savings is becoming harder to find. Managed care plans that have traditionally competed on price are beginning to increase premiums to improve their profit margins. Medical costs are increasing due to inflation and the relative high cost of new medical technologies. The Balanced Budget Act of 1997 constrained healthcare spending in both Medicare and Medicaid reducing payments to hospitals, physicians and managed care organizations. In November 2000, portions of the Balanced Budget Act of 1997 were revised. New minimum payment criteria were established for the Medicare+Choice program enhancing payments to Managed Care Organizations
(MCO) by more than $5 billion over the next several years.

     The United States Congress and many state legislatures routinely consider proposals to reform or modify the healthcare system, including measures that could further control healthcare spending, convert all or a portion of government reimbursement programs to managed care arrangements and reduce spending for Medicare, Medicaid and state health programs. These measures can affect a healthcare company's cost of doing business and contractual relationships. There can be no assurance that such legislation, programs or other regulatory changes will not have a material adverse effect on us. Our profitability may also be adversely affected by cost containment decisions of third party payors and other payment factors over which we have little control.

BUSINESS

     As of December 31, 2000, we had HMO agreements to manage the risk in South and Central Florida and were responsible for approximately 45,000 patient lives. We provide services through our Network of primary care physicians, specialists, hospitals and ancillary facilities. These providers have contracted to provide services to our patients agreeing to certain fee schedules and care requirements.

     We have developed an infrastructure of management expertise in the fields of network development; disease, quality and utilization management; and claims adjudication and payment. This expertise allows us to manage the risk more efficiently than many healthcare insurance companies. Health insurance companies are typically structured as marketing entities to sell their products on a broad scale. Due to mounting pressures, MCO's have altered their strategy, returning to the traditional model of selling insurance and down streaming the risk to the PSN's. Under such arrangements, MCO's receive premiums from the government
(HCFA) and commercial groups and pass a significant percentage of the premium on to a third parties such as us, to provide covered benefits to patients, including pharmacy and other enhanced services. After all medical expenses are paid, any surplus or deficit remains with the PSN. When managed properly, accepting downstream risk can create significant surpluses. Under our model, the physicians maintain their independence but are aligned with a professional staff to assist in providing cost effective medicine, which in turn helps maximize profits for us and the physicians. Furthermore, to limit our exposure, we have secured reinsurance (stop-loss coverage). Through strategic alliances, we are providing current technology and services to our Network of providers. These services include telemedicine; pharmacy; real time eligibility, referral and encounter processing and the adjudication and payment of claims. This enables us to manage medical costs while allowing the physician to provide quality patient care.

  Managed Care Agreements

     Effective December 1, 1998, we entered into a percent of premium Global Risk Agreement for renewable one year terms with Humana Medical Plan, Inc., Humana Health Insurance Company and Employers Health Insurance Company ("Humana") to provide covered healthcare services to members in certain healthcare networks established or managed by Humana. The original contract was renewed with better terms and conditions and provided for coverage in Dade, Broward and Palm Beach Counties. A new contract for Volusia and Flagler counties (Daytona Market) was implemented on January 1, 2000. Our agreements with Humana are for three years and renew automatically for additional one year terms unless terminated for cause or on 180-days prior notice. Under these agreements, we are responsible for the provision of all covered benefits for the patient covered under the contracted Humana plan. Under the Agreement, Humana is obligated to pay us for covered services according to an agreed upon payment schedule, based on the amount Humana receives from its payor source. If revenue is insufficient to cover costs, our operating results could be adversely affected. Our contracts have a provision for stop-loss coverage which caps our cost for Medicare recipients at $40,000 per patient and for commercial insurance at $20,000 per patient. A change in healthcare legislation, inflation, major epidemics, natural disasters and other factors affecting the delivery and cost of healthcare are beyond our control and may adversely affect our operating results.

     For the twelve months ended December 31, 2000, approximately 96.4% of our revenues were from risk contracts with MCO's. In conjunction with our new business strategy, we are pursuing opportunities to add additional payor sources while continuing to expand our existing business relationships to provide additional services through the Network. As part of the Network, we own several practices that have been fully integrated into our PSN model.

  Pharmacy

     With rapid increases in prescription drug spending, we formed METCARE RX, Inc., a wholly owned subsidiary, to better manage prescription drug expenditures. An increasing number of health plans with low-cost co-pays for drug coverage, direct-to-consumer advertising, and newer, better therapies requiring high-cost branded products all drive up the cost of pharmacy benefits. In an effort to reduce these costs, we have negotiated an agreement allowing for the direct negotiation of contracts for the purchase, filling and delivery of prescriptions. Assuming that we can successfully implement this agreement throughout the Network, we believe we can achieve significant cost savings and incremental revenues. As part of this program, we are providing our physicians with handheld wireless units that allow the physician to immediately process new prescriptions and refills, with delivery direct to the patient. In addition, with the use of the software technology included in this system, the physician is provided with a preferred formulary resulting in reduced costs to both us and the patient. To assist in the implementation of this agreement, in August 2000 we contracted with e-MedSoft.com, an outside company, to provide the necessary software and consulting services. The consulting agreement provides for an initial term of three years with a renewal option for a similar period. The terms of the agreement provided performance standards with a minimum savings over current costs. The consultant received a fee plus incentives based upon specific performance criteria. We received $500,000. In June 2001 we terminated our consulting and preferred provider agreements (discussed below) with e-MedSoft.com. Under the terms of the termination agreement we

     - assumed some of the accounts payable concerning the pharmacy operation;

     - assumed the lease at the pharmacy location;

     - purchased all of the pharmacy assets; and

     - paid e-MedSoft.com $1,028,000 as satisfaction of all our obligations to e-MedSoft.com, including, but not limited to, the cost of the pharmacy assets and repayment of fees and advances received under the consulting and preferred provider agreements.

STRATEGIC ALLIANCES

  Preferred Provider Agreement

     As part of our strategy to improve patient care, we entered into a 10-year strategic alliance with e-MedSoft.com, a technology provider, that will allow us to provide multiple software applications using their technology for the physicians in our Network. We received $500,000 as consideration for entering into this contract. In June 2001 we terminated our relationship with e-MedSoft.com as described above.

  Telemedicine Agreement

     We have identified telemedicine as a potential resource to further manage cost in providing efficient patient care through disease management. Disease management is the practice of treating high-risk, high-cost patients that have diagnosed conditions for which there are broad variations of treatments. The telemedicine approach attempts to standardize the care and treatment of such patients to achieve a positive impact on healthcare outcomes and healthcare utilizations costs. The state-of-the-art technology utilized by telemedicine units enables the physician or nurse to have direct contact over the Internet with patients on a daily or more frequent basis as may be required, often reducing the need for costly ER visits or overnight hospital stays.

     We have entered into an agreement with CyberCare, Inc., a supplier of telemedicine units and, based upon the initial pilot program, we have decided to extend this service to a larger group of chronically ill patients. The initial agreement calls for a 50-50 risk sharing formula to be determined upon completion of the pilot program.

ACQUISITIONS

  Metlabs, Inc. (Formerly Alpha Clinical Laboratory, Inc.)

     In October 1999, we entered into a management agreement with Alpha Clinical Laboratory, Inc. ("Alpha"). This Agreement provided for a fee based upon 10% of collections. In addition, we acquired an irrevocable option to purchase Alpha any time prior to October 31, 2000. Alpha is a full service clinical laboratory. As of October 1, 2000 we exercised our purchase option that resulted in the purchase of the outstanding stock of Alpha. As total consideration for the purchase, we issued 50,000 shares of restricted stock to the prior owners. We changed the name to Metlabs, Inc. and in January 2001 the lab was relocated to West Palm Beach. We are providing service through the Network and are actively marketing our services in Southern Florida to all providers of healthcare.

DISPOSITIONS

     In late 1999, we identified certain ancillary services that were not performing or made the determination that services could be provided on a more economical and efficient basis by adopting its new model for providing healthcare services. We negotiated arrangements to dispose of these services as described below.

  Sale of Magnetic Imaging Systems (MIS)

     Effective December 18, 1999, MIS was sold to its former owner in exchange for the settlement of all outstanding litigation with the former owner, the termination of executive employment agreements, the discharge of a note payable of approximately $185,000 and other amounts due the former owner, and the assumption by the former owner of certain liabilities of MIS. In connection with this disposal, we recognized a loss of approximately $968,000 during the six months ended December 31, 1999. (See Legal Proceedings).

  Sale of Datascan

     Effective December 31, 1999, Datascan was sold to its former owner. The Agreement called for the settlement of all outstanding litigation and the termination of executive employment agreements and stock options held by the former owner. The Buyer also assumed certain third party obligations of ours. Also, as part of the agreement the former owner assumed all the employment obligations of a former employee, who was also an officer and director. Furthermore, the former owner had previously been one of our officers and directors. In connection with this disposal, we recognized a loss of approximately $1,163,000 during the six months ended December 31, 1999.

PHARMACY GROWTH STRATEGY

     The Company plans to expand its pharmacy operations in 2002. The Company plans to increase its pharmacy operations primarily through establishing pharmacies in or near clinics in Florida, Maryland, and New York. Each of these pharmacies would derive virtually all of their revenues from the sale of prescription medication. Presently, the Company is in discussions with various AIDS healthcare providers to operate pharmacy operations in several of their clinics in Florida and New York and plans to significantly increase the number of clinical based pharmacies in 2002. In addition to the clinical based pharmacies, the Company is in discussions with several other organizations to establish specialty drug and long-term care pharmacy operations.

     We are focused on servicing healthcare companies with pharmacy risk with a goal of offering cost containment and quality service. Our clients will include various managed care providers that are at-risk under capitated arrangements. Our current operations serve a variety of at risk managed care organizations including medical groups and clinics, managed care health plans, federally qualified community health centers, correctional facilities, long-term care facilities and outpatient hospital pharmacies. We offer all of the managed care organizations a solution that is customized to each client to meet their need to control drug costs while preserving quality. We provide a continuum of pharmacy care including effective specialty pharmacy services, strategically located ambulatory pharmacies, convenient home delivery, meaningful drug utilization evaluations and complex pharmaceutical managed care.

EMPLOYEES

     As of December 31, 2001, we had approximately 110 full-time employees. Of the total, 40 were employed at our executive offices. No employee of ours is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee relations to be good.

PROPERTIES

     Since April 15, 2000, we have been located at 500 Australian Avenue South, Suite 1000, West Palm Beach, Florida where we occupy 10,936 square feet at a current monthly rental of approximately $12,000, pursuant to a sublease expiring December 31, 2002.

     We have a satellite office in Daytona Beach of 2,980 square feet with a monthly rental of $2,206. The lease expires August 31, 2003.

     The Skylake practice and GMA practice occupy approximately 4,800 square feet in North Miami Beach, Florida at a monthly rental of $14,400. This lease expires on June 30, 2005.

     We lease space for our medical offices in Wellington of approximately 2,500 square feet at a current monthly rental of $6,870. We have two leases for medical offices in Port St. Lucie totaling 2,338 and 4,200 square feet with monthly rents of $3,325 and $2,533, respectively. One lease expires December 31, 2008 while the other expires November 1, 2004.

     As of October 5, 2000, we entered into a lease for our laboratory operations in West Palm Beach for 2,080 square feet with a monthly rental of $2,980. The lease expires October 4, 2005.

     None of our properties are leased from affiliates.

LEGAL PROCEEDINGS

     We entered into a global settlement agreement on December 15, 1999 and a First Amendment Addendum to the global settlement agreement dated January 17, 2000, with Dr. Kagan and other parties. The agreements provide for a negotiated settlement of any and all disputes and differences, cancellation of any and all existing agreements, promissory notes, employment agreements, leases and contracts, including but not limited to the acquisition documents of August 20, 1996. As part of the agreement, all parties exchanged general releases in favor of each other.

     Also, as a condition of the settlement, we agreed to retain Dr. Kagan to undertake and interpret not less than 10 scans per month for 48 months commencing January 1, 2000 and pay Kagan $5,000 per month for this service.

     We entered into litigation with regard to the Primedica acquisition agreement. This litigation was subsequently settled whereby the parties entered into a settlement agreement that reduced the amount outstanding on a judgment from $4,745,370 to $1,512,235. The settlement agreement provided for payments of $25,000 per week. We defaulted on the agreement. We and Primedica then entered into a forbearance agreement, which increased the amount of the debt to $2,000,000 while maintaining the weekly payments of $25,000. At June 30, 1999, we were in default of the Forbearance Agreement and, accordingly, the amount owed to Primedica was adjusted to $4,745,370. The recorded liability at December 31, 1999 was $4,524,462. This liability was settled in full in September 2000 through a negotiation and a subsequent final payment of $350,000 for a total payment of $1.25 million. As a result, a gain of approximately $3.4 million was recognized in 2000 in connection with this settlement.

     In May 2001, we were notified that a lawsuit had been filed in the Supreme Court of the State of California, County of Los Angeles against us by e-MedSoft.com and Medsoft Pharmacy Services. The complaint was for damages and injunctive relief related, in part, to our pharmacy services and preferred provider agreements with e-MedSoft.com. On June 1, 2001, we entered into a termination and general mutual release agreement with e-MedSoft.com and the litigation was dismissed. Under the terms of the settlement we repaid e-MedSoft.com $1,028,000 and terminated our preferred provider and pharmacy services agreement we had executed with e-MedSoft.com. Under this agreement, e-MedSoft.com had paid us $1,000,000.

     We are a party to other various claims arising in the ordinary course of business. We believe that the outcome of these matters will not have a materially adverse effect on our financial position or the results of our operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     As of the date of this prospectus our directors and executive officers are as follows:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Fred Sternberg.........................  61    Chairman, President, Chief Executive
                                               Officer and Director
Debra A. Finnel........................  38    Vice President and Chief Operating
                                               Officer
David S. Gartner, CPA..................  42    Chief Financial Officer
Michael Cahr...........................  60    Director
Marvin Heiman..........................  55    Director
William Bulger.........................  68    Director
Robert Buchanan........................  73    Director
Martin Harrison, MD....................  47    Director

     FRED STERNBERG, President and Chairman of the Board has been our Chairman, President and CEO since January 2000. From 1990 to December 1999, he was President of Sternco, Inc., providing consulting services to various healthcare companies in the managed care and related industries, such as clinical laboratories, pharmacies and diagnostics. Between 1986 and 1990, Mr. Sternberg was involved in various investments, including real estate development and rental properties and from 1980 to 1985 he operated several plastic injection molding facilities in both the toy and healthcare industries. From 1970 to 1980, Mr. Sternberg was involved in oceanfront real estate development and rental properties. From 1968 to 1972, Mr. Sternberg served as President of The J. Bird Moyer Co., Inc., whose name was later changed to Moyco Technologies, Inc., a publicly-traded dental manufacturing company. Mr. Sternberg has also provided consulting services to assisted care living facilities and skilled nursing homes.

     DEBRA A. FINNEL, Vice President and Chief Operating Officer has been associated with us since January 1999. For the five years prior to joining us, Ms. Finnel was President of Advanced HealthCare Consultants, Inc., which managed and owned physician practices in multiple states and provided turnaround consulting to managed care providers, MSOs, IPAs and hospitals.

     DAVID S. GARTNER, CPA joined us in November 1999 as our Chief Financial Officer. He has 20 years experience in accounting and finance, including ten years of specialization in the healthcare industry. Most recently, Mr. Gartner served for two years as Chief Financial Officer of Medical Specialists of the Palm Beaches, Inc., a large Palm Beach County multi-practice, multi-specialty group of 40 physicians. Prior to Medical Specialists, he held the position of Chief Financial Officer at National Consulting Group, Inc., a treatment center licensed for 140 inpatient beds in New York and Florida, from 1991 to 1998. Mr. Gartner is a member of the American Institute of Certified Public Accountants.

     MICHAEL CAHR has served as a director since February 2000. He is currently the Chief Executive Officer of IKEDEGA a video server technology company. Prior to joining IKEDEGA, he was the Chairman of Allscripts, Inc. a publicly traded prescription management company from September 1997 through March 1999. At Allscripts he successfully refocused the company to an Internet-based technology company and raised $20 million, leading to a successful IPO in 1999. Prior to Allscripts, Mr. Cahr was the Venture Group Manager for Allstate Venture Capital where he oversaw investments of over $100 million in technology, healthcare services, biotech pharmaceuticals and medical services. Mr. Cahr received his Bachelor of Arts degree in Economics from Colgate University and Masters of Business Administration from Farleigh Dickinson University.

     MARVIN HEIMAN has served as a director since March 2000. Since 1986, he has been President and Chairman of the Board of Sussex Financial Group, Inc. and Sussex Insurance Group, an asset money manager for physicians in the Chicago area. He also manages group health plans for physician practices. From 1970 to 1981 he was President of Curtom Record Company and Division Vice-President of Curtom/Warner Bros. Record Company from 1975-1978. Mr. Heiman is a licensed Broker/Dealer with NASD and licensed with the SEC. He is also a member of the International Association for Financial Planners, Real Estate Securities Syndication Association, and a recognized Platinum member of the International Association for Financial Planners, AIPAC and a member of the International Platform Association. Mr. Heiman's biography appears in Who's Who in America, Who's Who in Finance, Who's Who in Emerging Leaders in America, and Men of Achievement 1990/91 Cambridge, England. He has also been the recipient of the American Jewish Committee "Humanitarian" award in 1978. Mr. Heiman is also a partner in the Chicago White Sox baseball team.

     WILLIAM M. BULGER, was appointed as a director in December 2001. Mr. Bulger serves as the president of the University of Massachusetts, a position he was appointed to in January 1996. His appointment by the University of Massachusetts Board of Trustees followed his 35-year career as a leading state lawmaker. From 1978 to 1996, he served as President of the Massachusetts Senate. Mr. Bulger received his undergraduate degree in English from Boston College and his Doctor of Jurisprudence degree from Boston College Law School.

     J. ROBERT BUCHANAN has served as a director since November 2001. Dr. Buchanan became General Director of Massachusetts General Hospital (MGH) and Professor of Medicine at Harvard Medical School in 1982 and was named the first General Director Emeritus of the MGH, commencing June 1994. Thereafter, he served from 1994 through 1996 as Chairman and CEO of Worldcare, an MGH start-up telemedicine company in Cambridge, MA. From 1977 to 1982, Dr. Buchanan was President of Michael Reese Hospital and Medical Center and Associate Dean of Pritzker School of Medicine. Dr. Buchanan received his A.B. in 1950 from Amherst College and M.D. in 1954 from Cornell University Medical College.

     DR. MARTIN HARRISON was appointed as a director in November 2000. He served as an advisor to the Board for the past year. He has been practicing medicine in South Florida for the past 19 years and specializes in preventive and occupational medicine. Dr. Harrison completed his undergraduate training at the University of Illinois and postgraduate and residency training at Johns Hopkins University, as well as his Masters in Public Health. Dr. Harrison has also been on the Faculty of both the University and Medical School. He is currently the owner of H30, Inc. a privately held Research & Biomedical Company.

BOARD OF DIRECTORS

     Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of stockholders, or until the successors are elected and qualified. At present, our bylaws provide for not less than one director. Currently, there are seven directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. There are no family relations among any of the officers or directors. Our officers devote full time to our business. The Board of Directors held fifteen meetings and voted fourteen times by Unanimous Written Consent.

BOARD COMMITTEES

     We had four active committees in 2001, the Audit, the Executive, the Compensation, and the regulatory compliance committee. The Audit Committee consists of Messrs. Buchanan and Heiman. The Audit Committee makes selects the independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our internal control functions.

     The Executive Committee may exercise the power of the board of Directors in the management of the business and affairs of the corporation at any time when the Board of Directors is not in session. The Executive Committee shall, however, be subject to the specific directions of the Board of Directors. It is composed of Messrs. Cahr, Harrison and Bulger. All actions of the Executive Committee require a unanimous vote.

     The Compensation Committee consists of Mssrs. Cahr, Bulger, and Harrison, and makes recommendations to the Board of Directors regarding the compensation for executive officers and consultants.

     The Regulatory Compliance Committee consists of Messrs. Heiman, Bernstein, Finnel, and Buchanan, and reviews and evaluates the Company's compliance with SEC and health care related regulations.

COMPENSATION OF DIRECTORS

     We reimburse all directors for their expenses in connection with their activities as directors. The directors make themselves available to consult with our management. One of the eight directors is also an employee and did not receive additional compensation for his services as director. A compensation and stock option agreement has been adopted for outside directors in the amount of $18,000 per year. The directors have elected to receive this compensation for the present time in stock. All outside directors have received 40,000 options upon joining the Board, of which 20,000 vest immediately and the remaining 20,000 vest after one year.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following tables present information concerning the cash compensation and stock options provided to our Chief Executive Officer and each additional executive officer whose total annualized compensation exceeded $100,000 for the year ended December 31, 2000:

                                                                                            LONG-
                                                                                             TERM
                                                                                          INCENTIVE
                                 FISCAL                      OTHER ANNUAL                    PLAN       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY    BONUS   COMPENSATION   OPTIONS/(#)    PAYOUTS     COMPENSATION
---------------------------      ------   --------   -----   ------------   -----------   ----------   ------------
Fred Sternberg*................   2000    $150,000     0        $9,600            --      $1,695,000          --
  Chairman of the Board,
  President, CEO

Debra Finnel...................   2000     132,000     0            --            --              --          --
  Vice President and
  Chief Operating Officer

David S. Gartner, CPA..........   2000      96,557     0         6,000            --              --          --
  Secretary and Chief
  Financial Officer

---------------

* The above were not officers in 1999

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       PERCENT OF TOTAL
                                         NUMBER OF      OPTIONS/STOCK
                                         SECURITIES      APPRECIATION
                                         UNDERLYING     RIGHTS GRANTED    EXERCISE OR
                                        OPTIONS/SARS     TO EMPLOYEES     BASE PRICE
NAME                                     GRANTED(#)     IN FISCAL YEAR      ($/SH)       EXPIRATION DATE
----                                    ------------   ----------------   -----------   -----------------
Fred Sternberg........................    300,000           52.04%           $0.30               01/01/05
Fred Sternberg........................    360,000                             0.50               01/01/05
Fred Sternberg........................    125,000                             1.00      12/31/05-12/31/09
Fred Sternberg........................    200,000                             2.00               09/19/05
Fred Sternberg........................    700,000                             0.75      04/01/06-01/01/08

     Total number of options granted to non-executives for the twelve months ended December 31, 2000 was 1,543,000 and for the twelve months ended December 31, 1999 was 1,778,000.

                        AGGREGATED YEAR END OPTION TABLE

     The following table sets forth certain information concerning unexercised stock options as of December 31, 2000. No stock appreciation rights were granted or are outstanding.

                              NUMBER OF UNEXERCISED OPTIONS           VALUE OF UNEXERCISED IN-THE-MONEY
                                HELD AT DECEMBER 31, 2000              OPTIONS AT DECEMBER 31, 2000(1)
                              ------------------------------    ---------------------------------------------
                              EXERCISABLE    SHARES ACQUIRED    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME                              (#)          ON EXERCISE           (#)             ($)             ($)
----                          -----------    ---------------    -------------    -----------    -------------
Fred Sternberg..............    885,000          885,000           800,000         300,193         81,280
Debbie Finnel...............    100,000          100,000           100,000          44,380         34,380
David Gartner...............    100,000          100,000            50,000          54,380         27,190

---------------

(1) The closing sale price of the Common Stock on December 29, 2000 as reported by OTCBB was $0.8438 per share. Value is calculated by multiplying (a) the difference between $0.8438 and the option exercisable price by (b) the number of shares of Common stock underlying.

EMPLOYMENT AGREEMENTS

  Fred Sternberg

     In January 2000 we entered into an employment agreement, subsequently amended, with Fred Sternberg, our President, Chief Executive Officer and a director. The term of the agreement is for five years from the effective date. The annual salary under the Agreement is $150,000. Effective April 1, 2001 the salary is to be raised to $250,000 per year. Mr. Sternberg agreed to waive the bonus provisions and is eligible to receive a discretionary bonus. Additionally, Mr. Sternberg was previously granted options to purchase 300,000 shares of Common Stock at $0.30 per share and options to purchase 360,000 shares of common Stock at $0.50 per share upon the signing of the Agreement. Additional longevity options were granted at the rate of 25,000 options per year of employment at a price of $1.00 per share. The Agreement also provides for an additional 700,000 options at $0.75 per share vesting on various dates over the life of the contract.

     The Agreement also provides, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives; (ii) an automobile allowance of $800 per month and fringe benefits commensurate with the duties and responsibilities of Mr. Sternberg and (iii) benefits in the event of death and (iv) non-competition provisions.

     Under the terms of the Agreement, we may terminate the employment of Mr. Sternberg either with or without cause. If we, without good cause, terminate the Agreement, we would be obligated to continue to pay Mr. Sternberg's salary and any current and future bonuses that would have been earned under the agreement Mr. Sternberg would also be entitled to all stock options earned or not yet earned through the full term of the Agreement.

  Debra Finnel

     In January 2001 we entered into an employment agreement with Debra Finnel, Chief Operating Officer. The term of the agreement is five years and calls for an annual salary of $225,000, increasing to $250,000 on July 1, 2001. Ms. Finnel is also eligible to receive a discretionary bonus and has been granted options to purchase 300,000 shares of Common Stock at $1.00 per share with vesting over five years.

     The Agreement also calls for an automobile allowance of $1,500 per month and fringe benefits commensurate with Ms. Finnel's responsibilities as well as certain non-compete provisions.

CONSULTING AGREEMENT

     Effective February 29, 2000 Mr. Guillama resigned as President, CEO and as a Director. Mr. Guillama had entered a consulting agreement for one year. As part of his termination agreement, he received 200,000 options at an average per share price of approximately $1.00, which shall expire within thirty months from February 29, 2000.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     The Board had previously adopted an Employee Stock Option Plan in 1996. However, no options were granted under this plan and accordingly, we decided to replace this plan with the 2001 Stock Option Plan.

  The Stock Option Plan Generally

     The Board originally adopted the Plan on March 12, 2001. The Plan will terminate on June 1, 2011. Under the Plan, the Board or the Compensation Committee may grant stock incentives to key individuals performing services for our company, including employees, officers, eligible directors, consultants and agents. Awards under the Plan may be in the form of incentive stock options and nonqualified stock options.

  Shares Available for the Plan

     We presently have 2,000,000 shares of common stock reserved for issuance under the Plan. The number of shares underlying awards made to any one participant in a fiscal year may not exceed 100,000 shares. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividends, recapitalization or other similar event affecting the number of shares of our outstanding common stock.

  Plan Administration

     The Board or the Compensation Committee will administer the Plan. Subject to the specific provisions of the Plan, the Committee determines award eligibility, timing and the type, amount and terms of the awards. The Committee also interprets the Plan, establishes rules and regulations under the Plan and makes all other determinations necessary or advisable for the Plan's administration.

     Options under the Plan may be either incentive stock options, as defined under the tax laws, or nonqualified stock options. The per share exercise price may not be less than the fair market value of our common stock on the date the option is granted. The Compensation Committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than 10 years. Incentive stock options are subject to additional limitations relating to such things as employment status, minimum exercise price, length of exercise period, maximum value of the stock underlying the options and a required holding period for stock received upon exercise of the option. Only nonqualified options may be granted to individuals who are not our employees.

     Upon exercise, the option holder may pay the exercise price in several ways. He or she can pay: (1) in cash; (2) by delivering previously owned Metropolitan common stock with a fair market value equal to the exercise price;
(3) by directing us to withhold shares of common stock with a fair market value equal to the exercise price; or (4) by a combination of these methods.

  Expiration of Options

     Generally, options granted under the Plan expire on the date determined by the Committee at the time of the grant, subject to earlier expiration as specified in the award agreement if the holder terminates employment prior to that date. IRS rules require that incentive stock options expire no later than three months after the termination of employment for any reason other than death or disability, or one year after termination of employment by reason of death or disability, in either case subject to the normal expiration date of the option. In no event may an option be exercised after its expiration date. Any unvested portion of an option will expire immediately upon termination of employment.

  Outstanding Options

     We cannot determine the number of shares that may be acquired under stock options that may be awarded under the Plan to participants. There are no stock appreciation rights under the Plan.

  Transferability

     Generally, an option may not be sold, assigned or otherwise transferred during its holder's lifetime, except by will or the laws of descent and distribution.

  Tax Consequences

     The following is a summary, based on current law, of some significant federal income tax consequences of awards under the Plan. Participants are advised to consult with their own tax advisor regarding the federal, state and local tax consequences of the grant and exercise of an option.

     Participants in the Plan do not recognize taxable income by reason of the grant or vesting of an option, and we do not receive a tax deduction by reason of either event. At exercise, the federal tax consequences vary depending on whether the award is an incentive stock option or nonqualified stock option.

  Incentive Stock Options

     Upon exercise of an incentive stock option, its holder does not recognize taxable income, and we do not receive a tax deduction. However, the excess of the fair market value of our common stock on the date of exercise over the exercise price is an adjustment that increases alternative minimum taxable income, the base upon which alternative minimum tax is computed.

     If the shares purchased upon the exercise of an incentive stock option are sold at a gain within two years from the date of grant, or within one year after the option is exercised, then the difference, with certain adjustments, between the fair market value of the stock at the date of exercise and the exercise price will be considered ordinary income. Any additional gain will be treated as a capital gain. If the shares are sold at a gain after they have been held at least one year and more than two years after the grant date, any gain will be treated as a long-term capital gain. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

  Nonqualified Stock Options

     Upon exercise of a nonqualified stock option, its holder recognizes ordinary income in an amount equal to the difference between the fair market value of Metropolitan common stock at the time of exercise and the exercise price. Generally, Metropolitan is entitled to a corresponding tax deduction for compensation income recognized by the holder. Upon the subsequent sale of the shares acquired in the exercise, the holder will recognize a short-term or long-term capital gain or loss, depending on the length of time he or she has held the shares.

  Plan Amendment and Termination

     The Plan will terminate on June 1, 2011. The Board may amend or terminate the Plan at any time. An amendment is subject to shareholder approval if it increases the number of shares available for issuance under the Plan, permits the grant of an incentive stock option at an exercise price less than that set forth in the Plan, changes the class of individuals eligible for participation in the Plan, or permits the grant of awards after the Plan termination date.

                              CERTAIN TRANSACTIONS

     In July 1998, we executed a consulting agreement with Sternco, Inc., an affiliate of Fred Sternberg, that provided for commissions on any acquisition for which Sternco was the introducing party or materially contributed to such acquisition and monthly consulting fees of $10,000 per month. We also agreed to reimburse Sternco for mobile phone and pager expenses. The consulting agreement was terminated on January 1, 2000 upon the execution of Mr. Sternberg's employment agreement.

     In November 2000, we loaned Debra Finnel $30,000. The loan has been recorded as an employee advance and will be repaid in 2001 from time to time from payroll deductions. There is no formal schedule of payments.

     Atlas Pearlman, P.A., our counsel, has been issued options to purchase 100,000 shares of our common stock exercisable at $1.00 per share.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the our Common Stock beneficially owned at December 31, 2001:

     - by each person who is known by us to own beneficially 5% or more of our common stock;

     - by each of our directors; and

     - by all executive officers and directors as a group.

                                                           AMOUNT AND NATURE OF   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP    OF CLASS
------------------------------------                       --------------------   ----------
Martin Harrison, M.D.(2).................................       5,357,047           19.49%
  P.O. Box 601757
  North Miami Beach, FL 33160

Fred Sternberg*(3).......................................       1,508,850            5.87

Noel J. Guillama(1)......................................       1,496,666            5.49
  460 Business Parkway
  Royal Palm Beach, FL 33411

Fundamental Management Corp.*............................       1,400,000            5.13

Michael Cahr(4)..........................................         351,799            1.29
  1051 Saxony Drive
  Highland Park, IL 60035

Marvin Heiman............................................         166,824            0.61
  1048 Saxony Drive
  Highland Park, IL 60035

William Bulger*..........................................              --              --

Robert Buchanan*.........................................              --              --

Debra Finnel*(6).........................................         150,000            0.55

David Gartner*(5)........................................         150,000            0.55

Directors and Executive Officers as a Group (9
  persons)...............................................       7,742,746           28.25

---------------

 * Unless otherwise indicated the address of the beneficial owner above is 500 Australian Avenue South, Suite 1000, West Palm Beach, FL 33401.
(1) Includes (1) 1,021,000 held by Mr. Guillama, (2) 265,000 shares held by Guillama Family Holdings, Inc., a corporation in which Mr. Guillama is an officer, (3) 142,000 shares held by Mr. Guillama as trustee for his minor son, and (4) 68,666 shares owned by Beacon Consulting Group, Inc., a corporation in which Mr. Guillama is a director. Does not include 1,500,000 shares currently held as collateral for an existing loan or 200,000 shares issuable upon exercise of options at prices ranging from $0.50 to $1.25 expiring on July 28, 2002.
(2) Includes (1) 411,332 shares held by Dr. Harrison, (2) 900,000 shares held by H3O, Inc., a corporation which Dr. Harrison is a Director, and (3) 20,000 shares issuable upon exercise of options at a price of $0.91 until November 2, 2005. Does not include 70,000 shares issuable upon exercise of options at prices ranging from $6.938 to $7.938 per share with expirations from April 2003 to until April 18, 2003 or 20,000 shares issuable upon exercise of options at a price of $0.91 per share which are not yet vested. 28
(3) Includes (1) 3,700 shares held by Mr. Sternberg (2) 505,850 shares held by Sternco, Inc., a corporation which Mr. Sternberg is President, (3) 18,000 shares held by Mr. Sternberg's wife, and (4) 1,085,000 shares issuable upon the exercise of options at a prices ranging from $0.30 to $2.00 with expirations from May 2004 to December 2005. Does not include 800,000 shares issuable upon the exercise of options at prices ranging from $0.75 to $1.00, which have not yet vested.
(4) Includes 347,799 shares held by Michael Cahr and 4,000 shares held by Michael Cahr as custodian for his son.

(5) Does not include 50,000 shares issuable upon the exercise of options at a price of $0.30 per share that have not yet vested.
(6) Includes 50,000 shares held by Debra Finnel and 50,000 shares issuable upon the exercise of options at $0.50 per share, expiring on 10/08/05. Does not include 100,000 shares issuable upon the exercise of options at a price of $0.50 per share and 300,000 shares issuable upon the exercise of options at a price of $1.00 that have not yet vested.

                           DESCRIPTION OF SECURITIES

     At December 31, 2001, we have authorized 80,000,000 shares of par value $0.001 common stock, with 27,479,087 shares issued and outstanding. Additionally, we have authorized 10,000,000 shares of preferred stock, with 5,000 shares issued and outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

     We have designated a Series A class of preferred stock and a Series B class of preferred stock. A summary of their material terms, rights and preferences are the following:

  Series A

     We have designated 30,000 shares of our preferred stock as Series A preferred stock, par value $.001. There are currently 5,000 Series A preferred shares issued and outstanding. Each share of Series A preferred stock has a stated value of $100 and pays dividends equal to 10% of the stated value per annum. At December 31, 2000, the aggregate and per share amounts of cumulative dividend arrearages were approximately $166,667 and $33.40.

     Each share of Series A preferred stock is convertible into shares of common stock at the option of the holder at the lesser of 85% of (1) the average closing bid price of the common stock for the ten trading days immediately preceding the conversion or (2) $6.00. We have the right to deny conversion of the Series A preferred stock, at which time the holder shall be entitled to receive additional cumulative dividends at 5% per annum in addition to the initial dividend rate of 10% per annum.

     In addition, we have the right, exercisable at any time upon 10 trading days notice to the holders of the Series A preferred stock given at any time after the expiration of two years after the date of issuance to redeem all or any portion of the shares of Series A preferred stock which have not previously been converted or redeemed, at a price equal to 105% of the product of (1) the number of shares of preferred stock then held by the holder, and (2) the stated value.

     In the event of any liquidation, dissolution or winding up of our company, holders of the Series A preferred stock are entitled to receive a liquidating distribution before any distribution may be made to holders of our common stock and other Series of our preferred stock.

     The Series A preferred share holders have no voting rights, except as provided under Florida law.

  Series B

     We have designated 7,000 shares of our preferred stock as Series B preferred stock, with a stated value of $1,000 per share. During the year ended June 30, 1998, 1,200 shares of Series B preferred stock were issued, however there are currently no Series B shares outstanding. Holders of the Series B preferred stock are entitled to receive, whether declared or not, cumulative dividends equal to 5% per annum. Each share of Series B preferred stock is convertible into such number of fully paid and nonassessable shares of common stock as is determined by dividing the stated value by the conversion price. The conversion price shall be the lesser of the market price, as defined or $4.00. From September 1998 to October 1999, all of our outstanding Series B preferred shares were converted into 3,597,305 shares of our common stock at various prices. The Series B preferred shares do not contain voting rights, except as provided under Florida law.

TRANSFER AGENT

     The Transfer Agent for our shares of Common Stock is Florida Atlantic Stock Transfer, Tamarac, Florida.

                            SELLING SECURITY HOLDERS

     This prospectus relates to sales of our common stock by various parties listed below. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

     On January 30, 2002, we entered into a guaranty agreement with McKesson Corporation under which we guaranteed all trade payables to McKesson Corporation from three wholly owned subsidiaries in order to induce McKesson Corporation to extend a line of credit in the aggregate amount of $1,500,000 for the purpose of purchasing products and services from McKesson Corporation. On January 30, 2002, we entered into a pledge agreement with McKesson Corporation under which we pledged 1,500,000 shares of our common stock as security for our obligations to McKesson Corporation under the guaranty agreement.

     On December 12, 2001, we reached an agreement with Mako Capital where we agreed to pay Mako Capital a fee payable in our common stock in the amount of 7% of any capital received by us as a result of an introduction by Mako Capital. We have issued Mako Capital a total of 18,000 shares of our common stock under the agreement.

     On December 29, 2001 and February 18, 2002, we entered into Common Stock Purchase Agreements with Daniel Bachtle where we sold 50,000 and 150,000 shares of our common stock, respectively, at $1.00 per share.

     In January 2002, we reached an agreement with Kevin Glodack where we agreed to pay Mr. Glodack a fee payable in our common stock in the amount of 10% of any capital received by us as a result of an introduction by Mr. Glodack. On February 11, 2002, we issued Mr. Glodack 30,000 shares of our common stock.

     On February 11, 2002, we sold 300,000 shares of our common stock to Michael Rosenbaum at $1.00 per share.

     From October 26, 2001, through January 22, 2002, we raised $1,129,548 through the issuance of a series of notes (the "Notes") to Dedales Investment Holdings, S.A. The Notes were convertible into shares of our common stock at conversion rates ranging from $.82 per share to $1.35 per share. All of the Notes have been converted into a total of 1,241,778 shares of our common stock. Dedales has agreed not to sell the shares for a period of two years without our prior written consent.

     On February 21, 2002, we raised $500,000 through the issuance of a secured promissory note to Pinnacle Investment Partners, L.P. The secured promissory note provides for interest at the rate of 2% per month and is payable in one payment of principal and interest on or before June 2002. Our obligations under the secured promissory note are secured by a pledge and security agreement, under which we pledged 700,000 shares of our restricted common stock to Pinnacle Investment Partners, L.P. Pinnacle Investment Partners, L.P. was also issued 35,000 shares of our common stock on February 18, 2002, with respect to the financing.

     The following table shows the shares which are registered and may be sold by the foregoing selling shareholders.

                                                                                          NUMBER OF
                                                                           NUMBER OF     SHARES TO BE
                                                            NUMBER OF     SHARES TO BE   OWNED AFTER
SELLING SECURITY HOLDERS                                   SHARES OWNED     OFFERED      THE OFFERING
------------------------                                   ------------   ------------   ------------
McKesson Corporation.....................................   1,500,000      1,500,000           0
                                                            ---------      ---------         ---
Mako Capital(1)..........................................      18,000         15,500           0
Kevin Glodack............................................      30,000         30,000           0
Dedales Investment Holdings, S.A.(2).....................   1,241,778      1,241,778           0
Michael Rosenbaum........................................     300,000        300,000           0
Daniel A. Bachtle........................................     200,000        200,000           0
Pinnacle Investment Partners, L.P.(3)....................     735,000        735,000           0
                                                            ---------      ---------         ---
          Total Number of Shares to be Registered:.......   4,024,778      4,024,778
                                                            ---------      ---------         ---

---------------

(1) Daniel A. Bachtle has investment and voting control over the shares of common stock held by Mako Capital.

(2) Charles Tapp has investment and voting control over the shares of common stock held by Dedales Investment Holdings, S.A.

(3) Chris Janis has investment and voting control over the shares of common stock held by Pinnacle Investment Partners, L.P.

MANNER OF SALE

     The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face transactions between sellers and purchasers without a broker/dealer.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

     The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

     We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of December 31, 2001, we have 27,479,087 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.

     We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, Florida. Atlas Pearlman, P.A. owns options to purchase 100,000 shares of common stock, and also owns 113,073 shares of our common stock.

                                    EXPERTS

     The consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, changes stockholders' equity (accumulated deficit), and cash flows for the years ended December 31, 2000 and June 30, 1999 and the six months ended December 31, 1999 are included herein in reliance on the reports of Kaufman, Rosin & Co., P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2001

                                  ASSETS
CURRENT ASSETS
  Cash......................................................  $    449,429
  Accounts receivable, net of allowances....................    13,382,946
  Other current assets......................................       722,885
                                                              ------------
          Total current assets..............................    14,555,260
PROPERTY AND EQUIPMENT, net.................................     1,252,617
GOODWILL, net...............................................     3,106,698
OTHER ASSETS................................................       133,364
                                                              ------------
          TOTAL ASSETS......................................  $ 19,047,939
                                                              ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  1,917,214
  Advances from HMO.........................................       908,000
  Accrued expenses..........................................     1,869,041
  Current maturities of capital lease obligations...........        86,196
  Current maturities of long-term debt......................       989,353
                                                              ------------
          Total current liabilities.........................     5,769,804
                                                              ------------
PAYROLL TAXES PAYABLE.......................................     1,157,000
                                                              ------------
CAPITAL LEASE OBLIGATIONS...................................       124,254
                                                              ------------
LONG-TERM DEBT..............................................       202,738
                                                              ------------
          TOTAL LIABILITIES.................................     7,253,796
                                                              ------------
CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, par value $.001 per share; 80,000,000 shares
     authorized; 27,209,143 issued and outstanding..........        27,209
  Preferred stock, par value $.001 per share; stated value
     $100 per share; 10,000,000 shares authorized; 5,000
     issued and outstanding.................................       500,000
  Additional paid-in capital................................    25,874,628
  Accumulated deficit.......................................   (14,237,179)
  Common stock issued for services to be rendered...........      (370,515)
                                                              ------------
          Total stockholders' equity........................    11,794,143
                                                              ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $ 19,047,939
                                                              ============

                      See accompanying notes -- unaudited

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                    NINE MONTHS ENDED              THREE MONTHS ENDED
                                              -----------------------------   -----------------------------
                                              SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                  2001            2000            2001            2000
                                              -------------   -------------   -------------   -------------
REVENUES....................................   $92,557,323     $86,545,646     $32,461,825     $27,331,935
EXPENSES
  Medical expenses..........................    78,619,733      79,603,260      27,252,555      24,629,696
  Cost of goods sold........................       435,722              --         417,339              --
  Salaries and benefits.....................     4,735,526       2,810,641       1,854,489         906,847
  Depreciation and amortization.............       625,594         527,091         204,723         170,773
  General and administrative................     3,257,294       1,963,683       1,208,715         747,844
                                               -----------     -----------     -----------     -----------
          Total expenses....................    87,673,869      84,904,675      30,937,821      26,455,160
                                               -----------     -----------     -----------     -----------
INCOME BEFORE OTHER INCOME (EXPENSE)........     4,883,454       1,640,971       1,524,004         876,775
                                               -----------     -----------     -----------     -----------
OTHER INCOME (EXPENSE):
  Gain (loss) on Primedica..................            --       3,548,288              --       3,548,288
  Interest and penalty expense..............      (492,063)       (552,588)       (141,289)       (287,403)
  Other income..............................        19,796           8,785           7,797           3,485
                                               -----------     -----------     -----------     -----------
          Total other income (expense)......      (472,267)      3,004,485        (133,492)      3,264,370
                                               -----------     -----------     -----------     -----------
INCOME BEFORE INCOME TAXES..................     4,411,187       4,645,456       1,390,512       4,141,145
INCOME TAXES................................       (63,827)             --         (63,827)             --
                                               -----------     -----------     -----------     -----------
NET INCOME..................................   $ 4,347,360     $ 4,645,456     $ 1,326,685     $ 4,141,145
                                               ===========     ===========     ===========     ===========
Weighted Average Number of Common Shares
  Outstanding...............................    25,333,662      15,402,442      27,241,510      18,326,052
                                               -----------     -----------     -----------     -----------
Net earnings per share -- basic.............   $      0.17     $      0.30     $      0.05     $      0.23
                                               ===========     ===========     ===========     ===========
Net earnings per share -- diluted...........   $      0.15     $      0.27     $      0.04     $      0.20
                                               ===========     ===========     ===========     ===========

                      See accompanying notes -- unaudited

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                              SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                                              ------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $ 4,347,360          $ 4,645,456
                                                                 -----------          -----------
  Adjustments to reconcile net income to net cash provided
     by (used) in operating activities:
     Depreciation and amortization..........................         625,594              527,091
     Gain (loss) on Primedica...............................              --           (3,548,288)
     Provision for bad debt.................................         200,000                   --
     Amortization of discount on note payable...............          36,206                   --
     Stock options issued for services......................          54,077               81,716
     Stock issued for services..............................         257,020            1,402,884
     Stock issued for convertible debt......................                            2,138,734
     Changes in assets and liabilities:
       Accounts receivable, net.............................      (7,917,195)          (3,959,032)
       Other current assets.................................        (569,597)          (1,042,129)
       Other assets.........................................         (69,708)             (32,906)
       Accounts payable and accrued expenses................        (482,905)              10,977
       Due to related parties...............................        (105,800)             (95,705)
       Unearned revenue.....................................        (906,944)             375,000
       Medical cost payable.................................              --              294,995
                                                                 -----------          -----------
          Total adjustments.................................      (8,879,252)          (3,846,663)
                                                                 -----------          -----------
          Net cash provided by (used) in operating
            activities......................................      (4,531,892)             798,793
                                                                 -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................        (414,343)            (153,274)
                                                                 -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments on line of credit..........................         (76,104)            (600,858)
  Borrowings on notes payable...............................         198,391                   --
  Repayments on notes payable...............................        (279,039)          (1,463,307)
  Net borrowings (repayments) on capital leases.............          83,936             (117,733)
  Net borrowings (repayments) from HMO......................        (140,202)             727,729
  Net proceeds from issuance of common stock................       5,177,375              751,150
  Proceeds from the exercise of stock options...............         386,583               57,500
                                                                 -----------          -----------
          Net cash provided by (used in) financing
            activities......................................       5,350,940             (645,519)
                                                                 -----------          -----------
NET INCREASE IN CASH AND EQUIVALENTS........................         404,705                   --
CASH AND EQUIVALENTS -- BEGINNING...........................          44,724                   --
                                                                 -----------          -----------
CASH AND EQUIVALENTS -- ENDING..............................     $   449,429          $        --
                                                                 ===========          ===========

                      See accompanying notes -- unaudited

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

     The audited financial statements at December 31, 2000 which are included in the Company's Form 10-KSB should be read in conjunction with these condensed financial statements.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET INCOME PER SHARE

     The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128) which requires dual presentation of net income per share; Basic and Diluted. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period adjusted for incremental shares attributed to outstanding options and warrants to purchase 3,279,360 and 3,257,026 shares of common stock for the three and nine months ended at September 30, 2001.

REVENUE CONCENTRATION AND ECONOMIC DEPENDENCY

     During the three and nine months ended September 30, 2001 and 2000, one HMO accounted for approximately 98% of revenue. The loss of this contract with the HMO could significantly impact the operating results of the Company.

NOTE 3.  EQUITY LINE OF CREDIT AGREEMENT

     On March 30, 2001 the Company entered into an equity line of credit agreement with a British Virgin Islands corporation (Purchaser), in order to establish a possible source of funding for the Company's planned operations. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility (Equity Facility).

     Under the Equity Facility, the Purchaser has agreed to provide the Company with up to $12,000,000 of funding during the twenty-four (24) month period following the date of an effective registration statement. During this twenty-four (24) month period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to the Purchaser, and the Purchaser will be obligated to purchase the shares. The Company may request a drawdown once every 27 trading days, although the Company is under no obligation to request any drawdowns under the Equity Facility.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

     During the 22 trading days following a drawdown request, the Company will calculate the amount of shares it will sell to the Purchaser and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of the Company's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. The Company will receive the purchase price less a placement agent fee payable to a registered broker-dealer (Placement Agent) equal to 7% of the aggregate purchase price. The Purchaser may then resell all or a portion of these shares. The Placement Agent introduced the Purchaser to the Company.

     The minimum amount the Company can draw down at any one time is $100,000. The maximum amount the Company can draw down at any one time is the lesser of $750,000 or the amount equal to six percent (6%) of the weighted average price of the Company's common stock for the sixty (60) calendar days prior to the date of the drawdown request, multiplied by the total trading volume of the Company's common stock for the sixty (60) calendar days prior to the date of the drawdown request.

GRANT OF WARRANTS

     Upon closing of the equity line of credit agreement, the Company paid to Purchaser's legal counsel, $25,000 to cover its legal and administrative expenses. As consideration for extending the equity line of credit, the Company granted Purchaser warrants to purchase up to the number of shares equaling $780,000 based upon the average closing price of the Company's common stock for the 15 trading days prior to the closing of this agreement (Base Price). The warrant entitles the Purchaser to purchase such shares for 120% of the Base Price at any time prior to March 30, 2004. As partial consideration for Placement Agent's services in connection with this offering, the Company granted Placement Agent warrants to purchase up to the number of shares equaling $780,000 based upon the Base Price, for 120% of the Base Price, any time prior to March 30, 2004. The total value of the warrants granted under the equity line of credit agreement during the quarter ended March 31, 2001 was approximately $675,000 and this amount was recorded as a reduction of paid in capital.

NOTE 4.  ISSUANCE OF COMMON STOCK

     During the nine months ended September 30, 2001, the Company sold 3,205,278 shares of common stock for an aggregate of approximately $5,177,000. Also, 754,000 shares of common stock were issued pursuant to the exercise of options and warrants with stock and cash proceeds to the Company of approximately $631,000. In addition, the Company issued 892,407 shares of common stock related to the conversion of debt and accrued interest of approximately $881,000.

NOTE 5.  STOCK OPTIONS

     The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") in 1997. The Company has elected to continue using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for employee stock options.

     Accordingly, compensation expense has been recorded to the extent the market value of the underlying stock exceeded the exercise price at the date of grant. For the three months ended September 30, 2001 and 2000 no compensation was recorded. For the nine months ended September 30, 2001 and 2000 compensation costs related to stock options amounted to approximately $54,000 and $81,700, respectively.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

NOTE 6.  COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is a party to various claims arising in the ordinary course of business. Management believes that the outcome of these matters will not have a materially adverse effect on the financial position or the results of operations of the Company.

PAYROLL TAXES PAYABLE

     The Company has unpaid payroll tax liabilities owed to the Internal Revenue Service (IRS) totaling approximately $2,300,000, including penalties and interest. The Company has negotiated an installment plan with the IRS whereby the Company will make monthly installments ranging from $50,000 to $100,000 until the amount is retired. Of the $2,300,000 in payroll tax liabilities recorded at September 30, 2001, $1,143,000 is included in accrued expenses and $1,157,000 is reflected as payroll taxes payable -- long term in the accompanying balance sheet. Management has recorded $480,000 in penalties at September 30, 2001, the maximum, it believes, that can be imposed.

NOTE 7.  RECENTLY ISSUED ACCOUNTING STANDARDS

     In September 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Also during 2002, we will perform the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. We have not yet determined what the effect of these Statements will be on our earnings and financial position.

                              METROPOLITAN HEALTH
                        NETWORKS, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

                                    CONTENTS

                                                                 PAGE
                                                              -----------
INDEPENDENT AUDITORS' REPORT................................          F-8

CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheet.............................................          F-9

  Statements of Operations..................................         F-10

  Statements of Changes in Stockholders' Equity (Deficiency
     In Assets).............................................         F-11

  Statements of Cash Flows..................................         F-12

  Notes to Financial Statements.............................  F-13 - F-30

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Metropolitan Health Networks, Inc. and Subsidiaries
West Palm Beach, Florida

     We have audited the accompanying consolidated balance sheet of Metropolitan Health Networks, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets), and cash flows for the year then ended, the six months ended December 31, 1999, and the year ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Health Networks, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, the six months ended December 31, 1999, and the year ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

     The consolidated financial statements for the year ended December 31, 2000 and the six months period ended December 31, 1999 have been restated as described in Note 16.

                                          KAUFMAN, ROSSIN & CO., P.A.

Miami, Florida
February 21, 2001, except for Note 15 which is March 30, 2001 and Note 16 which is September 14, 2001.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000

                                 ASSETS
CURRENT ASSETS
  Cash......................................................  $    44,724
  Accounts receivable, net of allowances of $5,065,000......    7,170,480
  Other current assets......................................      144,488
                                                              -----------
          Total current assets..............................    7,359,692
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization of $1,149,163 (Note 3).......................    1,099,692
GOODWILL, net of accumulated amortization of $541,480 (Note
  1)........................................................    3,242,212
OTHER ASSETS................................................       63,656
                                                              -----------
                                                              $11,765,252
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $ 1,773,027
  Advances from HMO.........................................    2,552,931
  Due to related parties (Note 9)...........................      105,800
  Accrued expenses (Note 13)................................    1,646,865
  Unearned revenue (Note 6).................................      316,667
  Line of credit (Note 5)...................................      434,091
  Current maturities of capital lease obligations (Note 7)..       35,978
  Current maturities of long-term debt (Note 8).............    1,022,697
                                                              -----------
          Total current liabilities.........................    7,888,056
PAYROLL TAXES PAYABLE (NOTE 13).............................    1,840,000
UNEARNED REVENUE (NOTE 6)...................................      590,277
CAPITAL LEASE OBLIGATIONS (NOTE 7)..........................       33,647
LINE OF CREDIT (NOTE 5).....................................      377,009
LONG-TERM DEBT (NOTE 8).....................................      195,630
COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS' EQUITY (NOTE 11)..............................      840,633
                                                              -----------
                                                              $11,765,252
                                                              ===========

                            See accompanying notes.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        YEAR ENDED DECEMBER 31, 2000, SIX MONTHS ENDED DECEMBER 31, 1999
                          AND YEAR ENDED JUNE 30, 1999

                                                     YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                                  DECEMBER 31, 2000   DECEMBER 31, 1999   JUNE 30, 1999
                                                  -----------------   -----------------   -------------
REVENUES (NOTE 14)..............................    $119,129,854        $ 10,020,795      $  18,501,497
                                                    ------------        ------------      -------------
EXPENSES
  Direct medical costs..........................     109,230,078           6,455,678          7,346,978
  Payroll, payroll taxes and benefits...........       4,072,887           3,280,791          7,046,342
  Depreciation and amortization.................         666,330             918,145          1,870,774
  Bad debt expense..............................         643,734              54,418          1,060,856
  Rent and leases...............................         654,408           1,225,910          1,955,352
  Consulting expense............................         323,304             304,283          1,000,608
  General and administrative....................       1,870,850           1,290,497          5,379,189
                                                    ------------        ------------      -------------
          Total expenses........................     117,461,591          13,529,722         25,660,099
                                                    ------------        ------------      -------------
INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE).....       1,668,263          (3,508,927)        (7,158,602)
                                                    ------------        ------------      -------------
OTHER INCOME (EXPENSE)
  Gain (loss) on Primedica (Note 2).............       3,448,288                  --         (2,206,448)
  Loss on disposal of assets....................          (1,501)         (2,185,537)          (362,003)
  Gain on settlement of capital lease
     obligations................................         572,000                  --                 --
  Interest and penalty expense..................        (768,208)           (520,022)          (683,203)
  Other.........................................           9,727                  --             90,440
                                                    ------------        ------------      -------------
          Total other income (expense)..........       3,260,306          (2,705,559)        (3,161,214)
                                                    ------------        ------------      -------------
NET INCOME (LOSS)...............................    $  4,928,569        $ (6,214,486)     $ (10,319,816)
                                                    ============        ============      =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING...................................      16,887,402          10,738,757          7,185,142
                                                    ============        ============      =============
NET EARNINGS (LOSS) PER SHARE, basic............    $       0.28        $      (0.58)     $       (1.44)
                                                    ============        ============      =============
NET EARNINGS (LOSS) PER SHARE, diluted..........    $       0.24        $      (0.58)     $       (1.44)
                                                    ============        ============      =============

                            See accompanying notes.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DEFICIENCY IN ASSETS)
        YEAR ENDED DECEMBER 31, 2000, SIX MONTHS ENDED DECEMBER 31, 1999
                          AND YEAR ENDED JUNE 30, 1999

                                                        COMMON                ADDITIONAL
                            PREFERRED    PREFERRED       STOCK      COMMON      PAID-IN     PREPAID
                             SHARES        STOCK        SHARES       STOCK      CAPITAL     EXPENSES     DEFICIT         TOTAL
                            ---------   -----------   -----------   -------   -----------   --------   ------------   -----------
BALANCES -- JUNE 30,
  1998....................    6,200     $ 1,700,000   $ 6,306,569   $6,307    $10,450,452              $ (6,924,318)  $ 5,232,441
Conversion of preferred
  shares into common
  shares (Note 11)........     (700)       (700,000)    1,297,305    1,297        698,703                        --            --
Returned or retired shares
  (Note 2)................       --              --      (114,354)    (114)      (276,594)                       --      (276,708)
Shares issued in lieu of
  compensation............       --              --       426,427      426        428,159                        --       428,585
Shares issued for
  consulting services.....       --              --       540,500      541        228,509                        --       229,050
Shares issued for
  marketing services......       --              --       250,000      250        127,000                        --       127,250
Shares issued for legal
  services................       --              --        25,000       25         81,225                        --        81,250
Shares issued for
  director's fees.........       --              --        18,000       18          6,282                        --         6,300
Shares issued for
  non-compete agreement...       --              --       125,000      125        218,625                        --       218,750
Shares issued as
  contingent consideration
  with acquisition........       --              --       225,000      225           (225)                       --            --
Exercise of options (Note
  12).....................       --              --       252,318      252         89,748                        --        90,000
Dividends on preferred
  stock (Note 11).........       --              --            --       --             --                   (47,503)      (47,503)
Options granted for
  services rendered (Note
  12).....................       --              --            --       --        576,310                        --       576,310
Issuance of options in
  lieu of compensation
  (Note 12)...............       --              --            --       --        153,292                        --       153,292
Net loss..................       --              --            --       --             --               (10,319,816)  (10,319,816)
                              -----     -----------   -----------   -------   -----------   --------   ------------   -----------
BALANCES -- JUNE 30,
  1999....................    5,500       1,000,000     9,351,765    9,352     12,781,486               (17,291,637)   (3,500,799)
Conversion of preferred
  shares into common
  shares (Note 11)........     (500)       (500,000)    2,300,000    2,300        497,700                        --            --
Shares issued in lieu of
  compensation............       --              --        62,700       63         19,770                        --        19,833
Shares issued for
  consulting services.....       --              --        29,000       29          5,686                        --         5,715
Shares issued for loans...       --              --        70,000       70         34,930                        --        35,000
Shares issued for
  director's fees.........       --              --        11,500       11          5,681                        --         5,692
Shares issued for interest
  expense and late fees...       --              --       130,000      130         46,090         --             --        46,220
Shares issued as
  contingent consideration
  with acquisition........       --              --       156,923      157           (157)        --             --            --
Dividends on preferred
  stock (Note 11).........       --              --            --       --             --         --         (6,986)       (6,986)
Issuance of options in
  lieu of compensation
  (Note 12)...............       --              --            --       --         97,205         --             --        97,205
Net loss..................       --              --            --       --             --         --     (6,214,486)   (6,214,486)
                              -----     -----------   -----------   -------   -----------   --------   ------------   -----------
BALANCES -- DECEMBER 31,
  1999....................    5,000         500,000    12,111,888   12,112     13,488,391         --    (23,513,109)   (9,512,606)
Shares issued as
  prepayment for
  consulting services.....       --              --        82,500       82         88,605    (33,258)            --        55,429
Shares issued in lieu of
  compensation............       --              --        55,019       55         48,196         --             --        48,251
Shares issued for
  consulting services.....       --              --       378,603      379        125,856         --             --       126,235
Shares issued in
  connection with private
  placements..............       --              --       874,176      874      1,061,968         --             --     1,062,842
Shares issued for loans...       --              --     2,773,001    2,773      2,385,961         --             --     2,388,734
Shares issued for
  director's fees.........       --              --        97,666       98         28,551         --             --        28,649
Shares issued for interest
  expense and late fees...       --              --       890,951      891        134,193         --             --       135,084
Shares issued in
  connection with
  acquisition.............       --              --        50,000       50         66,717         --             --        66,767
Shares issued as
  contingent consideration
  with acquisition........       --              --        14,000       14         26,986         --             --        27,000
Shares issued in
  settlement..............       --              --     3,660,333    3,660      1,188,822         --             --     1,192,482
Exercise of options and
  warrants................       --              --       729,096      729        160,362         --             --       161,091
Issuance of options for
  services (Note 12)......       --              --            --       --        132,106         --             --       132,106
Net income................       --              --            --       --             --         --      4,928,569     4,928,569
                              -----     -----------   -----------   -------   -----------   --------   ------------   -----------
BALANCES -- DECEMBER 31,
  2000....................    5,000     $   500,000    21,717,233   $21,717   $18,936,714   $(33,258)  $(18,584,540)  $   840,633
                              =====     ===========   ===========   =======   ===========   ========   ============   ===========

                            See accompanying notes.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000, SIX MONTHS ENDED DECEMBER 31, 1999 AND YEAR ENDED
                                 JUNE 30, 1999

                                                                 YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 1999   JUNE 30, 1999
                                                              -----------------   -----------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................     $ 4,928,569         $(6,214,486)     $(10,319,816)
  Adjustments to reconcile net income (loss)to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................         666,330             918,145         1,702,034
    Gain (loss) on Primedica................................      (3,448,288)                 --         2,206,448
    Loss on disposal of assets..............................              --           2,185,537           362,003
    Provision for bad debts.................................         643,734              54,418         1,060,856
    Realized loss on sales of securities....................              --                  --           131,452
    Change in unrealized gain on trading securities.........              --                  --           (85,314)
    Loss on sale of property and equipment..................              --                  --            14,339
    Gain on settlement of capital lease obligations.........        (572,000)                 --                --
    Amortization of discount on note payable................          36,206                  --           168,740
    Stock options granted in lieu of compensation...........              --              97,205           153,292
    Stock options granted for professional services.........         132,106                  --           576,310
    Stock issued in lieu of compensation....................          76,900              25,525           428,585
    Stock issued for professional services..................         126,235               5,715           443,850
    Stock issued for interest and late fees.................         135,084              46,220                --
    Stock issued in connection with settlements.............         179,868                  --                --
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (4,704,246)            403,166         1,330,769
      Other current assets..................................         168,641            (209,951)          145,865
      Other assets..........................................        (249,323)             24,585            85,436
      Due to related parties................................          10,095                  --                --
      Accounts payable and accrued expenses.................         897,254           1,350,062         2,044,599
      Unearned revenue......................................         781,944             125,000           300,144
      Medical claims payable................................         (98,907)                 --          (487,597)
                                                                 -----------         -----------      ------------
        Total adjustments...................................      (7,012,875)          5,025,627        10,581,811
                                                                 -----------         -----------      ------------
        Net cash provided by (used in) operating
          activities........................................      (2,084,306)         (1,188,859)          261,995
                                                                 -----------         -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deferred acquisition costs................................              --                  --           171,890
  Repayment (issuance) of notes receivable..................              --                  --           170,000
  Cash consideration paid for companies acquired............        (758,486)           (200,000)               --
  Capital expenditures......................................        (265,858)           (109,181)         (908,712)
                                                                 -----------         -----------      ------------
        Net cash used in investing activities...............      (1,024,344)           (309,181)         (566,822)
                                                                 -----------         -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options and warrants......         161,091                  --            90,000
  Net borrowings (repayments) under line of credit
    facilities..............................................        (709,568)          1,388,437        (1,543,694)
  Repayments of notes payable...............................      (1,686,805)           (484,267)          (82,044)
  Borrowings on notes payable...............................       3,554,867             847,025           420,017
  Net repayments of capital lease obligations...............        (185,984)           (360,155)         (584,916)
  Net proceeds from issuance of common stock................       1,062,842                  --                --
  Advances from HMO.........................................         956,931             107,000         1,089,000
                                                                 -----------         -----------      ------------
        Net cash provided by (used in) financing
          activities........................................       3,153,374           1,498,040          (611,637)
                                                                 -----------         -----------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........          44,724                  --          (916,464)
CASH AND CASH EQUIVALENTS -- BEGINNING......................              --                  --           916,464
                                                                 -----------         -----------      ------------
CASH AND CASH EQUIVALENTS -- ENDING.........................     $    44,724         $        --      $         --
                                                                 ===========         ===========      ============
Supplemental Disclosures:
  Interest paid.............................................     $   599,000         $   221,000      $    633,000
  Income taxes paid.........................................     $        --         $        --      $         --
Supplemental Disclosure of Non-cash Investing and Financing
  Activities (Note 2)
  Common stock issued in connection with acquisitions.......     $    66,767         $        --      $         --
  Issuance of notes payable in connection with
    acquisitions............................................     $        --         $        --      $     37,801
  Fair value of assets received in connection with
    acquisitions............................................     $   134,550         $        --      $    581,810
  Fair value of liabilities assumed in connection with
    acquisitions............................................     $   198,769         $        --      $    454,054
  Capital lease obligations incurred on purchases of
    equipment...............................................     $        --         $        --      $    502,808
  Dividends accrued but not paid............................     $        --         $        --      $     47,503
  Purchase price in excess of net assets acquired...........     $   340,760         $   820,000      $         --
  Conversion of preferred shares into common stock..........     $        --         $   500,000      $         --
  Fair value of assets disposed of in connection with
    sales...................................................     $        --         $ 4,694,944      $         --
  Fair value of liabilities disposed of in connection with
    sales...................................................     $        --         $ 2,509,407      $         --
  Common stock issued for non-compete agreement.............     $        --         $        --      $    218,750
  Conversion of debt into common stock......................     $ 2,388,734         $        --      $         --
  Common stock issued as contingent consideration in
    connection with acquisition.............................     $    27,000         $        --      $         --
  Common stock issued in connection with settlements........     $ 1,012,614         $        --      $         --
                                                                 -----------         -----------      ------------

                            See accompanying notes.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Metropolitan Health Networks, Inc. and all subsidiaries. The consolidated group is referred to, collectively, as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

ORGANIZATION AND BUSINESS ACTIVITY

     The Company was incorporated in January 1996, under the laws of the State of Florida for the purpose of acquiring and operating health care related businesses. The Company operates principally in South and Central Florida. The Company and certain of the wholly owned general medical practices operate under agreements with a national health maintenance organization (HMO). Commencing in 1999, the Company entered into additional agreements with the HMO in locations where it did not have owned medical practices and in connection therewith, began contracting with physicians to provide medical care to certain patients through non-owned medical practices. (See accounts receivable and revenue recognition.) The Company also provided medical billing services to third party medical businesses through December 31, 1999.

SEGMENT REPORTING

     The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. From time to time, the Company maintains cash balances with financial institutions in excess of federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not extend the lives of the respective assets are charged to expense currently.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

DEPRECIATION AND AMORTIZATION

     Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements and property under capital leases is

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES computed on a straight-line basis over the shorter of the estimated useful lives or the assets in the term of the lease. The range of useful lives is as follows:

Machinery and equipment.....................................    5-7 years
  Computer and office equipment, including items under
     capital lease..........................................    5-7 years
  Furniture and fixtures....................................    5-7 years
  Auto equipment............................................      5 years
  Leasehold improvements....................................      5 years

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

     Direct medical expenses are based in part upon estimates of claims incurred but not reported (IBNR). These estimates are made by the HMO utilizing actuarial methods and are continually evaluated by management of the Company based upon its specific claims experience. Management believes its estimates of IBNR claims are reasonable, however, it is reasonably possible the Company's estimate of these claims could change in the near term, and those changes may be material.

     From time to time, the Company is charged for certain medical expenses for which, under its contract with the HMO, the Company believes it is not liable. In connection therewith, the Company is contesting (Contestation Recoveries) certain costs aggregating $3,871,000. Management's estimate of these contestations recovery is determined based upon its judgement and its consideration of several factors including the nature of the contestations, historical recovery rates and other qualitative factors. Accordingly, the Company has reduced direct medical costs by approximately $774,000, which represents an estimated recovery of 20% of total contestations. It is reasonably possible the Company's estimate of these recoveries could change in the near term, and those changes may be material.

     The allowance for doubtful accounts is an estimate which is established through charges to earnings for estimated uncollectible amounts. Management's judgment in determining the adequacy of the allowance is based upon several factors which include, but are not limited to, the nature and volume of the accounts receivable and management's judgment with respect to current economic conditions and their impact on the receivable balances. It is reasonably possible the Company's estimate of the allowance for doubtful accounts could change in the near term, and those changes may be material.

     The Company has estimated it is entitled to rebates of approximately $640,000 relating to pharmacy costs incurred during the year ended December 31, 2000. This amount has been deducted from medical costs. Management's estimates of pharmacy rebates is based principally upon the Company's prior experience and other qualitative factors. It is reasonably possible the Company's estimate of pharmacy rebates could change in the near term, and those changes may be material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for its financial instruments. The

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES following methods and assumptions were used by the Company in estimating the fair values of each class of financial instruments disclosed herein:

          Cash and cash equivalents -- The carrying amount approximates fair value because of the short maturity of those instruments.

          Line of credit facilities, capital lease obligations, long-term debt -- The fair value of line of credit facilities, capital lease obligations and long-term debt are estimated using discounted cash flows analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements. At December 31, 2000, the fair values approximate the carrying values.

NET INCOME (LOSS) PER SHARE

     The following table sets for the computations of basic earnings (loss) per share and diluted earnings (loss) per share:

                                             YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                          DECEMBER 31, 2000   DECEMBER 31, 1999   JUNE 30, 1999
                                          -----------------   -----------------   -------------
Net income (loss).......................     $4,928,569         $ (6,214,486)     $ (10,319,816)
Less: cumulative preferred stock
  dividends.............................        166,667                  497                 --
                                             ----------         ------------      -------------
Income available to common
  shareholders..........................      4,761,902           (6,214,983)       (10,319,816)
Denominator:
Weighted average common shares
  outstanding...........................     16,887,402           10,738,757          7,185,142
                                             ----------         ------------      -------------
Basic earnings (loss) per common
  share.................................     $     0.28         $      (0.58)     $       (1.44)
                                             ==========         ============      =============
Net income (loss).......................     $4,928,569         $ (6,214,486)     $ (10,319,816)
Interest on convertible securities......          8,743                   --                 --
                                             ----------         ------------      -------------
                                              4,937,312           (6,214,486)       (10,319,816)
                                             ----------         ------------      -------------
Denominator:
Weighted average common shares
  outstanding*..........................     16,887,402           10,738,757          7,185,142
Common shares equivalents of outstanding
  stock:
  Stock options.........................      2,576,405                   --                 --
  Warrants..............................        187,979                   --                 --
  Convertible preferred stock...........        820,210                   --                 --
  Convertible debt......................        462,500                   --                 --
                                             ----------         ------------      -------------
                                             20,934,496           10,738,757          7,185,142
                                             ----------         ------------      -------------
Diluted earnings per common share*......     $     0.24         $      (0.58)     $       (1.44)
                                             ==========         ============      =============

---------------

* The total weighted average common shares outstanding for diluted loss per share for the six months ended December 31, 1999 and the year ended June 30, 1999 did not include common share equivalents, as the effect would have been antidilutive.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

     The Company recognizes revenues, net of contractual allowances, as medical services are provided to patients. These services are typically billed to patients, Medicare, Medicaid, health maintenance organizations and insurance companies. The Company provides an allowance for uncollectible amounts and for contractual

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES adjustments relating to the difference between standard charges and agreed upon rates paid by certain third party payors.

     The Company is a party to certain managed care contracts and provides medical care to its patients through owned and non-owned medical practices. Accordingly, revenues under these contracts are reported as Provider Service Network (PSN) revenues, and the cost of provider services under these contracts are not included as a deduction to net revenues of the Company but are reported as an operating expense. In connection with its PSN operations, the Company is exposed to losses to the extent of its share (100% for Medicare Part B and 50% for Medicare Part A) of deficits, if any, on its owned and non-owned managed medical practices.

     Revenues for the year ended December 31, 2000, six month period ended December 31, 1999 and the year ended June 30, 1999 were as follows:

                                              YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                           DECEMBER 31, 2000   DECEMBER 31, 1999   JUNE 30, 1999
                                           -----------------   -----------------   -------------
Patient revenues, net....................    $  4,240,709         $ 3,170,405       $ 9,606,854
PSN revenues.............................     114,889,145           6,838,390         8,862,826
Billing service revenues, net............              --              12,000            31,817
                                             ------------         -----------       -----------
                                             $119,129,854         $10,020,795       $18,501,497
                                             ============         ===========       ===========

ADVANCES FROM HMO

     Advances represent amounts advanced from the HMO to the Company. These advances are due on demand and are being repaid via offsets to future revenues earned from the HMO.

GOODWILL

     In connection with its acquisitions of physician and ancillary practices, the Company has recorded goodwill of $3,783,692 and $2,644,446 as of December 31, 2000 and 1999, respectively, which is the excess of the purchase price over the fair value of the net assets acquired. The goodwill is attributable to the general reputation of these businesses in the communities they serve, the collective experience of the management and other employees, contracts with health maintenance organizations, licenses, relationships between the physicians and their patients, patient lists and other similar intangible assets. The Company evaluates the underlying facts and circumstances related to each acquisition in establishing amortization periods for the related goodwill. The goodwill related to current and prior year's acquisitions is being amortized on a straight-line basis over 10 years.

     The Company continuously evaluates whether events have occurred or circumstances exist which impact the recoverability of the carrying value of long-lived assets and related goodwill, pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

TRADING SECURITIES

     The Company considers all investments in marketable equity securities acquired in its trading account as Trading Securities. Accordingly, unrealized gains and losses are included as a component of earnings. Realized gains or losses are computed based on specific identification of the securities sold.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

CAPITAL LEASE SETTLEMENT

     During the year ended December 31, 2000, a vendor/lessee to a former subsidiary disposed of during 1999 repossessed equipment from the former subsidiary in partial satisfaction of certain company obligations. In connection with this satisfaction, the Company recorded other income of approximately $572,000.

INCOME TAXES

     The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109, which requires a liability approach to calculating deferred income taxes. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

NEW ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB statement No. 125) ("SFAS No. 140"). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. The Company has determined that the impact of adopting SFAS No. 140 will not be material to its consolidated financial statements.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 (an amendment of FASB Statement No. 133). Under the provisions of this statement, the effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), is deferred to fiscal years beginning after June 15, 2000. The Company has determined that the impact of adopting SFAS No. 133 will not be material to its consolidated financial statements.

     Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, ("SAB 101") issued by the Securities and Exchange Commission, became effective beginning the fourth quarter of 2000. SAB 101 had no material impact on the Company's revenue recognition policies.

RECLASSIFICATION

     Certain amounts in the financial statements for the six month period ended December 31, 1999 and the year ended June 30, 1999 have been reclassified to conform with the December 31, 2000 financial statement presentation.

NOTE 2.  ACQUISITIONS AND DISPOSALS

ALPHA CLINICAL PURCHASE

     During October 1999, the Company entered into a management agreement with Alpha Clinical Laboratory (Alpha) to act as Alpha's management company for a fee of 10% of Alpha's collections. Concurrently, the Company entered into an unconditional and irrevocable option to purchase or designate a third party to purchase at any time prior to October 31, 2000 all of the outstanding common stock of Alpha. Subsequent to October 1999, the Company began advancing Alpha funds to support its operations. At December 31, 1999 the Company had advanced approximately $210,000 to Alpha. On May 12, 2000 these advances, plus additional advances in 2000 were converted into a promissory note in the amount of $512,000.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

     Effective October 1, 2000, the Company acquired Alpha for approximately $1,035,000. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their fair market values. In connection with this acquisition, approximately $1,099,000 was allocated to goodwill as follows:

50,000 shares of the Company's common stock.................  $   66,767
Forgiveness of promissory note and other advances...........     968,000
                                                              ----------
          Total consideration...............................   1,034,767
Fair value of assets acquired...............................    (134,775)
Fair value of liabilities assumed...........................     198,769
                                                              ----------
                                                              $1,098,761
                                                              ==========

     The results of the operations beginning October 1, 2000 are included in the Company's statement of operations.

     Unaudited pro forma results of operations, assuming the business combination had occurred at the beginning of each period, after giving effect to certain adjustments resulting from the acquisition for each of the periods presented below were as follows:

                                                                UNAUDITED
                                          -----------------------------------------------------
                                               FOR THE             FOR THE           FOR THE
                                             YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                          DECEMBER 31, 2000   DECEMBER 31, 1999   JUNE 30, 1999
                                          -----------------   -----------------   -------------
Revenue.................................    $119,372,854        $ 10,182,795      $ 18,825,497
Net income (loss).......................    $  4,640,569        $ (6,406,486)     $(10,703,816)
Net income (loss) per share.............    $       0.26        $      (0.60)     $      (1.49)

     The pro forma data is provided for information purposes only and does not purport to be indicative of results which actually would have been obtained if the combination had been effected at the beginning of each period presented, or of those results which may be obtained in the future.

MAGNETIC IMAGING SYSTEMS I, LTD. AND THE NUCLEAR MAGNETIC IMAGING, INC. (MIS)

     Effective August 31, 1996, the Company acquired MIS for $2,426,984. The purchase price consisted of 585,000 shares of the Company's common stock (valued at $3 per share), $575,923 of notes payable, and related acquisition costs of $106,061. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. As a result of this acquisition, $2,513,627 was allocated to goodwill.

     In addition to the purchase price the acquisition agreement provided for contingent consideration of 200,000 shares of common stock if MIS achieved earnings before interest, income taxes, depreciation and amortization ("EBITDA") in excess of $1,200,000 for the year ended June 30, 1997 or in excess of $1,500,000 for the year ended June 30, 1998, a total maximum contingent consideration of 400,000 shares, plus additional shares issuable in connection with a price guarantee based upon the company's pre-tax earnings at the first and second anniversary of the transaction. The Company was not liable for any contingent consideration associated with its acquisition of MIS. Effective December 18, 1999, MIS was sold to its former owner in exchange for the settlement of all outstanding litigation with its former owner, the discharge of a note payable of approximately $185,000 and other amounts due to the former owner. Also, the former owner agreed to assume certain liabilities of MIS. In connection with this disposal, the Company recognized a loss of approximately $968,000 during the six months ended December 31, 1999.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

DATASCAN

     Effective September 30, 1996, the Company acquired Datascan of Florida, Inc. (Datascan) for $1,170,529. The purchase price consisted of 300,000 shares of the Company's common stock (valued at $3 per share), related acquisition costs of $42,529 and contingent consideration of 100,000 shares of the Company's common stock (valued at $2.28) issued on June 30, 1997. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market value. As a result of this acquisition, $429,463 was allocated to goodwill. Effective December 31, 1999, Datascan was sold to its former owner in exchange for the settlement of all outstanding litigation and termination of all Executive Employment Agreements and all stock options held by the former owner. The Buyer also assumed certain third party obligations of the Company. In connection with this disposal, the Company recognized a loss of approximately $1,163,000 during the six months ended December 31, 1999.

THE PRACTICES

     Effective April 1, 1998, the Company acquired two physician practices (the Practices) from Primedica Healthcare, Inc. (Primedica) for $2,431,123. The purchase price consisted of a 7.5% note payable of $3,500,000, which was to be amortized over 20 years, with a balloon payment due on April 1, 2003 (the Promissory Note). The Company discounted this Promissory Note $1,068,877 based upon the Company's incremental borrowing rate at April 1, 1998 (16%). The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. As a result of this acquisition, $1,588,349 was allocated to goodwill.

     During 1999, the Company defaulted on the Promissory Note and a judgement was entered against the Company for $4,745,370. Accordingly, the Promissory Note was increased to $4,745,370, and a loss of $2,206,448 was recorded in the consolidated statement of operations for the year ended June 30, 1999.

     Subsequent to June 30, 1999, the Company and Primedica reached a settlement whereby the Company agreed to pay Primedica $1,513,235, subject to a provision stating that if timely payments were not received by Primedica, the Company would be liable for $4,745,364. On October 26, 1999, the Company was notified by Primedica that it was in default of this settlement agreement.

     In August 2000, the Company and Primedica reached a final settlement agreement providing for full settlement of all Primedica judgments upon a payment of $350,000. In connection therewith, the Company recorded "other income" of approximately $3,500,000 for the year ended December 31, 2000.

DISPOSAL OF DR. GLICKMAN'S PRACTICE

     Effective January 31, 1999, one of the Company's physician practices was sold to its former owner for $20,000 cash, the cancellation of a note payable to the former owner of $25,000 and the return of the initial 19,677 shares of the Company's common stock and 19,677 additional shares held in escrow. In connection with the disposal, the Company incurred a loss of approximately $142,000, which is included in loss on disposal of assets in the accompanying consolidated statement of operations for the year ended June 30, 1999.

FAMILY MEDICAL PLAZA, INC.

     Pursuant to an asset purchase agreement effective December 1, 1998, the Company acquired certain assets and liabilities of Family Medical Plaza Inc. The purchase price consisted of assumed liabilities of approximately $67,000 and the issuance of an 8% promissory note for approximately $38,000. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. The results of operations beginning December 1, 1998 are included in the Company's statement of operations. As a result of this acquisition $12,622 was recorded as goodwill.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

ADVANCED HEALTHCARE, INC.

     Pursuant to an asset purchase agreement effective March 17, 1999, the Company acquired all operating assets and certain liabilities of Advanced Healthcare, Inc. (Advanced) for $512,000. The purchase price consisted of assumed liabilities of approximately $387,000 and payments of approximately $90,000 in cash and 70,000 shares of the Company's common stock (valued at $0.50 per share). At June 30, 1999, the shares were held in escrow and subsequently were released from escrow and issued. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. The results of operations beginning March 17, 1999 are included in the Company's statement of operations. As a result of this acquisition $125,000 was recorded as goodwill.

     Unaudited pro forma results of operations, assuming the acquisition of Family Medical Plaza, Inc. and Advanced occurred as of the beginning of the fiscal year ended June 30, 1999, after giving effect to certain adjustments such as the elimination of intercompany transactions resulting from the acquisitions were as follows:

                                                             JUNE 30, 1999
                                                             -------------
                                                               UNAUDITED
Revenues...................................................  $ 19,749,497
Net loss...................................................  $(10,947,319)
Loss per share.............................................  $      (1.52)
                                                             ============

     The pro forma data is provided for information purposes only and does not purport to be indicative of results which actually would have been obtained if the combination had been effected at the beginning of each period presented, or of those results which may be obtained in the future.

PURCHASE OF DR. P. SREEKUMAR

     Effective August 12, 1999, the Company acquired the medical practice of Dr.
P. Sreekumar. The purchase price consisted of assumed liabilities of approximately $300,000, cash of $200,000 and the issuance of a note payable in the amount of $300,000. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. The results of operations beginning August 13, 1999 are included in the Company's statement of operations for the six month period ended December 31, 1999. As a result of this acquisition approximately $700,000 was recorded as goodwill.

PURCHASE OF DR. FEDERGREEN

     Pursuant to an asset purchase agreement effective December 30, 1999, the Company acquired certain assets of the Medical practice of Dr. Federgreen. The purchase price consisted of a $120,000 note payable. The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. The results of operations beginning January 1, 2000 are included in the Company's statement of operations. As a result of this acquisition approximately $120,000 was recorded as goodwill.

     In addition to the purchase consideration, the Company is potentially liable for additional consideration based on the amount of adjusted pre-tax earnings for the first year of operations, on a scalable basis up to $60,000 if earnings are $225,000 or above.

     Unaudited pro forma results of operations, assuming the acquisition of the Sreekumar and Federgreen practices occurred as of the beginning of the six month ended December 31, 1999 and the year ended June 30,

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

1999, after giving effect to certain adjustments such as the elimination of intercompany transactions resulting from the acquisitions were as follows:

                                                           SIX MONTH ENDED     YEAR ENDED
                                                          DECEMBER 31, 1999   JUNE 30, 1999
                                                          -----------------   -------------
                                                                      UNAUDITED
Revenues................................................     $10,560,795      $ 19,581,497
Net loss................................................     $(6,094,486)     $(10,079,816)
Loss per share..........................................     $     (0.57)     $      (1.40)
                                                             ===========      ============

     The pro forma data is provided for information purposes only and does not purport to be indicative of results which actually would have been obtained if the combination had been effected at the beginning of each period presented, or of those results which may be obtained in the future.

NOTE 3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                           DECEMBER 31, 2000
                                                           -----------------
Computer and office equipment under capital lease........     $   396,000
Machinery and medical equipment..........................         264,020
Furniture and fixtures...................................         582,187
Leasehold improvements...................................         441,153
Computer and office equipment............................         504,115
Automobile equipment.....................................          61,380
                                                              -----------
                                                                2,248,855
Less accumulated depreciation and amortization...........      (1,149,163)
                                                              -----------
                                                              $ 1,099,692
                                                              ===========

     Accumulated amortization of computer equipment and office equipment under capital leases was $307,183 at December 31, 2000.

     Depreciation and amortization expense totaled approximately $286,800, $594,000 and $1,361,000 for the year ended December 31, 2000, the six months ended December 31, 1999 and for the year ended June 30, 1999, respectively.

NOTE 4.  INVESTMENTS

     During the year ended June 30, 1999, the Company disposed of all investments in trading securities. The change in unrealized gain (loss) on trading securities for the year ended June 30, 1999 was $85,314. These changes are included in other income (expense) in the consolidated statements of operations.

     Net realized losses on sales of trading securities for the period ended June 30, 1999 were $131,452 and are included in other income (expense) in the consolidated statements of operations.

NOTE 5.  LINE OF CREDIT FACILITIES

     During June 1999, the Company entered into a three year line of credit agreement providing for maximum borrowings not to exceed $2,000,000. Any outstanding amounts under this credit facility are collateralized by substantially all assets of the Company and the Company can borrow up to 85% of eligible accounts receivable, as defined. This facility bears interest at prime plus 4% with repayments made directly through a lock box arrangement. At December 31, 2000, $811,100 was outstanding on this credit facility.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

     Subsequent to year end $377,009 of the line of credit balance was refinanced on a long-term basis and is reflected as a long-term liability at December 31, 2000.

NOTE 6.  UNEARNED REVENUE

     On August 22, 2000, the Company entered into a Pharmacy Services Agreement (Pharmacy Agreement) with a medical management and software company (Pharmacy Consultant), to provide consulting, technology, and software services for the Company's start-up pharmacy operation, for an initial term of three years. In connection with this agreement, the Pharmacy Consultant paid the Company $500,000, subject to return if the Company elects to cancel the Pharmacy Agreement under certain provisions. Of this amount approximately $56,000 has been recognized as revenue during the year ended December 31, 2000, and approximately $167,000 and $278,000 are included as unearned revenue -- current liabilities and unearned revenue -- long term, respectively, in the accompanying balance sheet.

     On October 6, 2000, the Company received an additional $500,000 in funding from the Pharmacy Consultant in connection with a 10 year exclusive preferred provider agreement. This amount may be required to be repaid, together with interest at prime plus 2%, should the Company default or elect to cancel the Agreement. Of this $500,000, approximately $38,000 has been recognized as revenue during the year ended December 31, 2000, and approximately $150,000 and $312,000 are included as unearned revenue -- current liabilities and unearned revenue -- long term, respectively, in the accompanying balance sheet.

NOTE 7.  CAPITAL LEASE OBLIGATIONS

     The Company is obligated under capital leases relating to certain of its property and equipment. Future minimum lease payments for capital lease obligations as of December 31 were as follows:

2001........................................................  $45,605
2002........................................................   27,790
2003........................................................   10,527
                                                              -------
                                                               83,922
Less amount representing interest...........................   14,297
                                                              -------
                                                               69,625
Less current maturities.....................................   35,978
                                                              -------
                                                              $33,647
                                                              =======

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

NOTE 8.  LONG-TERM DEBT

     Long-term debt consisted of the following:

Note payable to HMO in connection with the Advanced
  acquisition (Note 3); interest at 5%, increased to 14% if
  note defaults; payable in 60 monthly installments of
  $7,489 commencing May 1, 1999; collateralized by accounts
  receivable and property and equipment.....................  $  277,599
Notes payable with interest prepaid in the form of one share of the Company's common stock for each dollar loaned, plus additional interest upon default; principal payable in 6
  equal installments. The holders of these notes have the
  right to convert the outstanding obligation to common
  stock at $1 per share at any time.........................     252,991
Note payable to former owner of Federgreen practice;
  non-interest bearing; payable in installments of $10,000
  commencing January 2000...................................      23,943
Promissory notes; unsecured, with interest at 12%, increased to 18% upon default, due and payable at various dates from
  May to June 2001. The holders have the right to convert
  into common stock at varying prices from $0.75 to $1.00
  per share, at any time. The Company has the right, but not the obligation to convert to stock, if the common stock
  price of the Company is at $1.40 or greater for 20
  consecutive trading days. The notes have 225,000 attached
  warrants at prices ranging from $1.00 to $1.50 with the
  provision that the payee must exercise the warrants if the
  Company's closing stock price is from $1.75 to $2.00 for
  30 consecutive trading days...............................     463,794
Promissory note to shareholder of the Company, interest at
  8% due and payable on July 31, 2001, or as otherwise
  agreed to by the parties..................................     100,000
Promissory note, interest at 10%, due on demand;
  collateralized by substantially all assets of the
  Company...................................................     100,000
                                                              ----------
                                                               1,218,327
Less current maturities.....................................   1,022,697
                                                              ----------
Long-term debt..............................................  $  195,630
                                                              ==========

     Aggregate maturities of long-term debt for years subsequent to December 31, 2000, are as follows:

2001........................................................  $1,022,697
2002........................................................      80,452
2003........................................................      85,344
2004........................................................      29,834
                                                              ----------
                                                              $1,218,327
                                                              ==========

NOTE 9.  RELATED PARTY TRANSACTIONS

OFFICE RENT

     The Company rented one of its office facilities from an individual who is the former majority owner of MIS and director of the Company, and another office facility from a company owned 50% by this individual. Total rent expense related to these leases amounted to approximately $105,000 for the six month period ended December 31, 1999 and $269,000 for the year ended June 30, 1999. These leases were canceled in December 1999. (Note 2)

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

DUE TO RELATED PARTIES

     During 1998, the Company entered into an agreement with an entity controlled by the current President of the Company (Related Consultant). Under the agreement, the Related Consultant provides consulting services to the Company. Fees and expenses paid to the Related Consultant for services amounted to approximately $40,000 for the year ended December 31, 2000 for amounts outstanding at December 31, 1999, $60,000 for the six month period ended December 31, 1999 and $142,000 for the year ended June 30, 1999.

     For the year ended December 31, 2000, the six month period ended December 31, 1999 and the year ended June 30, 1999, approximately $238,000, $26,000 and $220,000, respectively of Company expenses were paid by the former owner of GMA, who is presently a shareholder of the Company. At December 31, 2000, $92,800 and $100,000 of these amounts were included in due to related parties and current maturities of long term debt, respectively, in the accompanying balance sheet.

NOTE 10.  INCOME TAXES

     The components of income taxes were as follows:

                                              YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED
                                           DECEMBER 31, 2000   DECEMBER 31, 2000   JUNE 30, 1999
                                           -----------------   -----------------   -------------
Provision (Benefit) For Income Taxes
  Current
     Federal.............................     $        --         $        --       $        --
     State...............................              --                  --                --
  Deferred
     Federal.............................       1,616,000          (1,669,000)       (3,353,000)
     State...............................         278,000            (288,000)         (381,000)
  Change in Valuation Allowance..........      (1,894,000)          1,957,000         3,734,000
                                              -----------         -----------       -----------
Income Tax Benefit.......................     $        --         $        --       $        --
                                              ===========         ===========       ===========

     The effective tax rate for the year ended December 31, 2000, differed from the federal statutory rate due principally to state income tax benefits of approximately $278,000, a decrease in the valuation allowance of approximately $1,894,000 and permanent and other differences of approximately $193,000.

     The effective tax rate for the six months ended December 31,1999, differed from the federal statutory rate due to state income tax benefits of approximately $288,000, an increase in the valuation allowance of approximately $1,957,000 and permanent and other differences of approximately $457,000.

     The effective tax rate for the year ended June 30, 1999 differed from the federal statutory rate due to state income tax benefits of approximately $381,000, an increase in the valuation allowance of approximately $3,734,000 and permanent and other differences of approximately $156,000.

     The Company has net operating loss carryforwards totalling approximately $18,583,000, expiring in various years through 2019.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

     At December 31, 2000, approximate deferred tax assets and liabilities were as follows:

DEFERRED TAX ASSETS:
Allowances for doubtful accounts............................  $  918,000
Amortization................................................      36,000
Net operating loss carryforward.............................   6,898,000
                                                              ----------
          Total deferred tax assets.........................   7,852,000
                                                              ----------
DEFERRED TAX LIABILITIES:
Cash basis subsidiaries.....................................     801,000
Depreciation................................................      58,000
                                                              ----------
          Total deferred tax liabilities....................     859,000
                                                              ----------
Net deferred tax asset......................................   6,993,000
Less valuation allowance....................................  (6,993,000)
                                                              ----------
                                                              $       --
                                                              ==========

NOTE 11.  STOCKHOLDERS' EQUITY

     At December 31, 2000, the Company has authorized 40,000,000 shares of par value $0.001 common stock, with 21,717,233 shares issued and outstanding. Additionally, the Company has authorized 10,000,000 shares of preferred stock, with 5,000 shares issued and outstanding.

     The Company completed an initial public offering of its common stock effective February 13, 1997, and issued 825,000 shares of common stock at a price of $6.00 per share. As part of the offering, the Company issued 1,650,000 redeemable common stock purchase warrants at a purchase price of $0.15 per warrant plus 247,500 additional warrants under an over-allotment agreement, also at $0.15 per warrant. Each warrant entitled the holder to purchase one share of common stock at $7.00 per share during the four year period commencing thirty days after the effective date of the offering. The initial public offering generated net proceeds to the Company of $3,428,645.

     At December 31, 2000, the Company has 3,342,850 warrants outstanding.

     During the year ended June 30, 1998, the Company completed two separate placements of non-voting preferred stock. The Company authorized 30,000 shares of Series A preferred stock, par value $.001, of which 5,000 were issued during the year ended June 30, 1998. Each share of Series A preferred stock has a stated value of $100 and pays dividends equal to 10% of the stated value per annum. At December 31, 2000, the aggregate and per share amounts of cumulative dividend arrearages were approximately $166,667 and $33.40. Each share of Series A preferred stock is convertible into shares of common stock at the option of the holder at the lesser of 85% of the average closing bid price of the common stock for the ten trading days immediately preceding the conversion or $6.00. The Company has the right to deny conversion of the Series A preferred stock, at which time the holder shall be entitled to receive and the Company shall pay additional cumulative dividends at 5% per annum, together with the initial dividend rate to equal 15% per annum. At December 31, 2000 there were 5,000 series A preferred shares issued and outstanding. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A preferred stock shall be entitled to receive a liquidating distribution before any distribution may be made to holders of common stock of the Company.

     The Company has also designated 7,000 shares of preferred stock as Series B preferred stock, with a stated value of $1,000 per share. During the year ended June 30, 1998, 1,200 shares of Series B preferred stock were issued. Holders of the Series B preferred stock are entitled to receive, whether declared or not, cumulative dividends equal to 5% per annum. Each share of Series B preferred stock is convertible into such number of fully paid and nonassessable shares of common stock as is determined by dividing the stated value

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES by the conversion price. The conversion price shall be the lesser of the market price, as defined or $4.00. From September 1998 to October 1999, all Series B preferred shares were converted into 3,597,305 shares of the Company's commons stock at various prices. At December 31, 2000, there were no shares of series B preferred stock issued and outstanding.

     During 2000, the Company borrowed approximately $1,600,000 from a private trust. In connection therewith, the Company issued 1,832,768 shares of its common stock during September 2000 as repayment of such debt.

NOTE 12.  STOCK OPTIONS

     The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") in 1997. The Company has elected to continue using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for employee stock options. Accordingly, compensation expense has been recorded to the extent that the market value of the underlying stock exceeded the exercise price at the date of grant. For the year ended December 31, 2000 compensation costs related to stock options amounted to approximately $132,106. For the six month period ended December 31, 1999 and year ended June 30, 1999, compensation costs related to stock options amounted to approximately $97,200 and $729,600, respectively.

     Stock option activity for the year ended December 31, 2000 was as follows:

                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               OPTIONS      EXERCISE PRICE
                                                              ----------   ----------------
Balance, December 31, 1999..................................   2,643,692        $3.70
Granted during the year.....................................   3,868,000        $1.21
Exercised and returned during the year......................    (357,028)       $0.53
Forfeited during the year...................................  (1,103,217)       $1.42
                                                              ----------
Balance, end of the year....................................   5,051,447        $1.88
                                                              ==========
Exercisable at end of the year..............................   3,317,975        $2.06
                                                              ==========

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                                   WEIGHTED                  WEIGHTED
                                                                    AVERAGE                   AVERAGE
                                                                   REMAINING                 REMAINING
                                                      NUMBER OF   CONTRACTUAL   NUMBER OF   CONTRACTUAL
EXERCISE PRICE                                         OPTIONS       LIFE        OPTIONS       LIFE
--------------                                        ---------   -----------   ---------   -----------
$0.100 -- $1.000....................................  3,109,197       4.9       1,925,725       3.8
$1.250 -- $2.000....................................    659,450       4.3         484,450       3.9
$2.500 -- $3.000....................................    490,700       2.7         390,700       2.1
$3.125 -- $5.000....................................    214,100       4.1          89,100       2.5
$5.250 -- $8.000....................................    397,000       3.5         329,500       1.6
$9.000 -- $18.000...................................    181,000       1.5          98,500       1.9
                                                      ---------                 ---------
                                                      5,051,447                 3,317,975
                                                      =========                 =========

     The weighted average fair value per option as of grant date was $0.21 for stock options granted during the year ended December 31, 2000. The determination of the fair value of all stock options granted during the year ended December 31, 2000 was based on (i) risk-free interest rate of 5.3%, (ii) expected option lives ranging from 1 to 7 years, depending on the vesting provisions of each option, (iii) expected volatility in the market price of the Company's common stock of 100%, and (iv) no expected dividends on the underlying stock.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

     The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for stock options.

                                                                PERIOD ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Net income..................................................     $4,399,555
Net income per share........................................     $     0.24

     Stock option activity for the six month period ended December 31, 1999 was as follows:

                                                              NUMBER OF   WEIGHTED AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ---------   ----------------
Balance, June 30, 1999......................................  2,383,842        $4.27
Granted during the period...................................    507,000        $0.37
Exercised and returned during the period....................         --        $  --
Forfeited during the period.................................   (247,150)       $4.29
                                                              ---------
Balance, end of the period..................................  2,643,692        $3.70
                                                              =========
Exercisable at end of the period............................  1,907,554        $3.54
                                                              =========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                              OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                          ----------------------------   ------------------------------------
                                                          WEIGHTED                               WEIGHTED
                                                          AVERAGE                                AVERAGE
                                          NUMBER OF      REMAINING           NUMBER OF          REMAINING
EXERCISE PRICE                             OPTIONS    CONTRACTUAL LIFE        OPTIONS        CONTRACTUAL LIFE
--------------                            ---------   ----------------   -----------------   ----------------
$0.100 -- $1.000........................  1,333,125         4.1                634,004             4.3
$1.250 -- $2.000........................    217,000         4.2                227,333             4.2
$2.500 -- $3.000........................    491,017         3.2                471,317             3.0
$3.125 -- $5.000........................    147,050         3.3                139,400             3.1
$5.250 -- $8.000........................    280,000         2.9                260,000             2.7
$9.000 -- $18.000.......................    175,500         3.2                175,500             3.2
                                          ---------                          ---------
                                          2,643,692                          1,907,554
                                          =========                          =========

     The weighted average fair value per option as of grant date was $0.12 for stock options granted during the six month period ended December 31, 1999. The determination of the fair value of all stock options granted during the six month period ended December 31, 1999 was based on (i) risk-free interest rate of 6.1%, (ii) expected option lives ranging from 5 to 7 years, depending on the vesting provisions of each option, (iii) expected volatility in the market price of the Company's common stock of 100%, and (iv) no expected dividends on the underlying stock.

     The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for stock options.

                                                                PERIOD ENDED       YEAR ENDED
                                                              DECEMBER 31, 1999   JUNE 30, 1999
                                                              -----------------   -------------
Net loss....................................................     ($6,052,057)     $(10,588,216)
Net loss per share..........................................     $     (0.56)     $      (1.47)

     During the six month period ended December 31, 1999, no options were exercised, and 247,150 options were returned. During the year ended June 30, 1999, 252,318 options were exercised with net proceeds of $90,000 to the Company, plus the return of 8,182 options.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

NOTE 13.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office and medical facilities under various non-cancelable operating leases. Approximate future minimum payments under these leases for the years ended December 31, are as follows:

2001........................................................  $  511,000
2002........................................................     564,000
2003........................................................     310,000
2004........................................................     288,000
2005........................................................     266,000
Thereafter..................................................     177,000
                                                              ----------
          Total.............................................  $2,116,000
                                                              ==========

EMPLOYMENT CONTRACTS

     The Company has employment contracts with certain executives, physicians and other clinical and administrative employees. Future annual minimum payments under these employment agreements for the years ended December 31, are as follows:

2001........................................................  $   806,000
2002........................................................      384,000
2003........................................................      329,000
2004........................................................      228,000
                                                              -----------
                                                              $ 1,747,000
                                                              ===========

     Under the terms of the employment agreement with the Company's Chief Executive Officer (CEO), if the Company terminates the CEO without good cause, the Company would be obligated to continue to pay all salary and any current and future bonuses that would have been earned under the agreement. In addition, the CEO would also be entitled to all stock options earned or not yet earned through the full term of the Agreement, and the Company would be required to register all shares owned, directly or indirectly by the CEO.

LITIGATION

     The Company is a party to various claims arising in the ordinary course of business. Management believes that the outcome of these matters will not have a materially adverse effect on the financial position or the results of operations of the Company.

PAYROLL TAXES PAYABLE

     The Company has unpaid payroll tax liabilities owed to the Internal Revenue Service (IRS) totaling approximately $2,515,000, including penalties and interest. The Company has negotiated an installment plan with the IRS whereby the Company will make monthly installments ranging from $50,000 to $100,000 a month until the amount is retired. Of the $2,515,000 in payroll tax liabilities recorded at December 31, 2000, $675,000 is included in accrued expenses and $1,840,000 is reflected as payroll taxes payable -- long term in the accompanying balance sheet. Management has recorded $400,000 in penalties at December 31, 2000, the maximum, it believes, that can be imposed. The Company believes it will be successful in obtaining a waiver of the penalties.

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

NOTE 14.  CONCENTRATIONS

REVENUE CONCENTRATION AND ECONOMIC DEPENDENCY

     During the year ended December 31, 2000, six month period ended December 31, 1999 and year ended June 30, 1999 one HMO accounted for approximately 96%, 68% and 48% of revenue, respectively. The loss of this contract with the HMO could significantly impact the operating results of the Company.

NOTE 15.  SUBSEQUENT EVENTS

     Subsequent to year end the Company issued 720,000 shares to accredited investors, in connection with a private placement, resulting in proceeds of $720,000 that were used for working capital.

NOTE 16.  RESTATEMENT

     Although the Company continues to negotiate with the Internal Revenue Service (IRS) and management believes that it will be successful in obtaining a waiver of any penalties relating to past due payroll taxes, it has restated its financial statements to give effect to such penalties as incurred by statute. If and when the Company obtains a formal notification of waiver from the IRS at that time, the Company will record as income all penalties accrued to date.

     The impact of the restatement on affected financial information in the balance sheet and the consolidated statement of operations at and for year ended December 31, 2000 and at and for the six month period ended December 31, 1999, is as follows:

                                                   AS PREVIOUSLY
                                                  REPORTED AS OF      AS RESTATED AS OF
                                                 DECEMBER 31, 2000    DECEMBER 31, 2000
                                                 -----------------    -----------------
Payroll Taxes Payable..........................    $  1,440,000         $  1,840,000
Accumulated deficit............................     (18,184,540)         (18,584,540)
Stockholders' equity...........................       1,240,633              840,633

                                                  AS PREVIOUSLY
                                                REPORTED FOR THE     AS RESTATED FOR THE
                                                   YEAR ENDED            YEAR ENDED
                                                DECEMBER 31, 2000     DECEMBER 31, 2000
                                                -----------------    -------------------
Interest and penalties expense................     $  588,208            $  768,208
Total other income............................      3,440,306             3,260,306
Net income....................................      5,108,569             4,928,569
Net income per share, basic...................           0.29                  0.28
Net income per share, diluted.................           0.24                  0.24

                                                  AS PREVIOUSLY
                                                 REPORTED FOR THE      AS RESTATED FOR THE
                                                 SIX MONTHS ENDED       SIX MONTHS ENDED
                                                DECEMBER 31, 1999       DECEMBER 31, 1999
                                               --------------------    -------------------
Interest and penalty expense.................      $   300,022             $  520,022
Total other expense..........................        2,485,559              2,705,559
Net loss.....................................       (5,994,486)            (6,214,486)
Net income per share, basic and diluted......             0.55                   0.58

EQUITY LINE OF CREDIT AGREEMENT

     On March 30, 2001 the Company entered into an equity line of credit agreement with a British Virgin Islands corporation (Purchaser), in order to establish a possible source of funding for the company's planned

              METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES operations. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility (Equity Facility).

     Under the Equity Facility, the Purchaser has agreed to provide the Company with up to $12,000,000 of funding during the twenty-four (24) month period following the date of an effective registration statement. During this twenty-four (24) month period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to the Purchaser, and the Purchaser will be obligated to purchase the shares. The Company may request a drawdown once every 27 trading days, although the Company is under no obligation to request any drawdowns under the Equity Facility.

     During the 22 trading days following a drawdown request, the Company will calculate the amount of shares it will sell to the Purchaser and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of the Company's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. The Company will receive the purchase price less a placement agent fee payable to a registered broker-dealer (Placement Agent) equal to 7% of the aggregate purchase price. The Purchaser may then resell all or a portion of these shares. The Placement Agent introduced the Purchaser to the Company.

     The minimum amount the Company can draw down at any one time is $100,000. The maximum amount the Company can draw down at any one time is the lesser of $750,000 or the amount equal to six percent (6%) of the weighted average price of the Company's common stock for the sixty (60) calendar days prior to the date of the drawdown request, multiplied by the total trading volume of the Company's common stock for the sixty (60) calendar days prior to the date of the drawdown request.

GRANT OF WARRANTS

     Upon closing of the equity line of credit Agreement, the Company paid to Purchaser's legal counsel, $25,000 to cover its legal and administrative expenses. As consideration for extending the equity line of credit, the Company granted Purchaser warrants to purchase up to the number of shares equaling $720,000 based upon the average closing price of the Company's common stock for the 15 trading days prior to the closing of this agreement (Base Price). The warrant entitles the Purchaser to purchase such shares for 120% of the Base Price at any time prior to March 30, 2004.

     As partial consideration for Placement Agent's services in connection with this offering, the Company granted Placement Agent warrants to purchase up to the number of shares equaling $840,000 based upon the Base Price, for 120% of the Base Price, any time prior to March 30, 2004.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     3
Forward-Looking Statements............     6
Capitalization........................     7
Price Range of Common Stock and
  Dividend Policy.....................     8
Use of Proceeds.......................     8
Management's Discussion and Analysis
  or Plan of Operation................     9
Business..............................    14
Management............................    20
Executive Compensation................    22
Certain Transactions..................    26
Principal Shareholders................    27
Description of Securities.............    29
Selling Security Holders..............    30
Shares Eligible for Future Sale.......    32
Legal Matters.........................    32
Experts...............................    32
Additional Information................    32
Financial Statements..................   F-1

                                4,024,778 SHARES

                              METROPOLITAN HEALTH
                                 NETWORKS, INC.

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 MARCH 13, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.............................  $ 1,600
Legal Fees and Expenses*....................................   12,000
Accounting Fees and Expenses*...............................    2,000
Financial Printing*.........................................    1,000
Transfer Agent Fees*........................................      500
Blue Sky Fees and Expenses*.................................       --
Miscellaneous*..............................................    1,000
                                                              -------
          TOTAL.............................................  $18,100
                                                              =======

---------------

* Estimated

     None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

     On June 8, 1999 we issued warrants to purchase 58,225 shares of our common stock exercisable at $.687 per share to an a financial advisor as compensation for services provided in connection with debt financing we received in 1998. The warrants are exercisable until June 8, 2004. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act. The principals of the advisor received information and had the opportunity to ask questions regarding our company. The warrants contained the appropriate restrictive legends and the entity purchased for investment purposes.

     In December 1999 we issued convertible debentures in the aggregate amount of $98,000 to 6 accredited investors. We received $98,000 in proceeds from the sale of these convertible debentures. There were no underwriting discounts nor commissions relating to the sales. The investors received an aggregate of 98,000 shares of our common stock in connection with the issuance of the convertible debentures. These convertible debentures were subsequently converted into shares of our common stock at $.50 per share or a total of 196,000 shares of common stock. These convertible debentures and shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

     In January 2000 we issued convertible debentures in the aggregate amount of $692,951 to 39 accredited investors. Of these investors, two were affiliates of our company. We received $692,951 in proceeds from the sale of these convertible debentures. There were no underwriting discounts nor commissions relating to the sales. The investors received an aggregate of 692,951 shares of our common stock in connection with the issuance of the convertible debentures. To date, 24 of these investors have converted their convertible debentures into shares of our common stock at $1.00 per share for an aggregate of 344,232 shares of our common stock. The remaining convertible debentures were due December 15, 2000. The convertible debentures and shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the shares and debentures for investment purposes and the shares and debentures they received were marked with the appropriate restrictive legend.

     In March 2000 we entered into equity purchase agreements with 30 accredited investors, four of which were affiliates of our company. These investors received an aggregate of 601,000 shares of our common stock at a purchase price of $1.25 per share. We received approximately $751,250 in proceeds from the sale of these shares. There were no underwriting discounts nor commissions relating to the sales. The shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

     On September 8, 2000 we sold 250,000 shares of common stock to an individual non U.S. accredited investor at a purchase price of $375,000 or $1.50 per share. In addition, this investor received warrants to purchase an aggregate of 200,000 shares of our common stock, 50,000 are exercisable at $3.00 per share; 50,000 are exercisable at $4.00 per share; 50,000 are exercisable at $5.00 per share; and 50,000 are exercisable at $6.00 per share. There were no underwriting discounts nor commissions relating to the sales. We received proceeds of $375,000 from the sale of these securities. The shares and warrants were issued under the exemption from registration provided by Regulation S under the Securities Act. The investor received current information regarding our company and had the opportunity to ask questions about our company.

     In September 2000 we converted outstanding promissory notes in the aggregate amount of $1,646,501 held by an accredited investor into 1,832,768 shares of our common stock. These promissory notes were originally issued in lieu of loans made to our company. The shares issued as payment on these promissory notes were valued at approximately $.90 per share. These shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act. These individuals had access to current information and the ability to ask questions. The shares were marked with the appropriate restrictive legend.

     On October 24, 2000 we issued 58,333 shares of our common stock to a company that provided billing services to our company. The shares were issued as consideration for services provided under a settlement agreement we entered into with the company. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The shares received by the company contained the appropriate restrictive legends.

     In November 2000 we issued a $450,000, 12% convertible debenture to an individual accredited investor and shareholder of our company. This investor also received warrants to purchase 75,000 shares of our common stock exercisable at $1.00 per share and warrants to purchase 150,000 shares of our common stock exercisable at $1.50 per share. We received proceeds of $450,000 from the issuance of this convertible debenture. There were no underwriting discounts nor commissions. The convertible debenture was subsequently converted into 519,776 shares of our common stock. The convertible debentures and shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The investor received current information about our company and had the opportunity to ask questions about our company. He purchased the shares and debentures for investment purposes and the shares and debentures he received were marked with the appropriate restrictive legend.

     In November 2000 we sold warrants to purchase 100,000 shares of our common stock to an individual accredited investor. These warrants were subsequently exercised in March 2001. The issuance of these warrants and underlying common stock was exempt from registration under Section 4(2) of the Securities Act. The investor had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The warrants and underlying shares of common stock we issued were marked with the appropriate restrictive legends.

     In December 2000 we issued 14,000 shares of our common stock to a medical doctor under a contract settlement agreement. The settlement agreement arose from additional consideration for the purchase of his medical practice. This individual had access to current information regarding our company and had the opportunity to ask questions regarding our company. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The individual received shares containing the appropriate restrictive legends.

     In December 2000 we issued a $50,000, 12% convertible debenture to an individual non U.S. accredited investor and shareholder of our company. This investor also received warrants to purchase 25,000 shares of our common stock exercisable at $1.50 per share. We received proceeds of $50,000 from the issuance of this convertible debenture. There were no underwriting discounts nor commissions. The convertible debenture was subsequently converted into 52,219 shares of our common stock. The shares, debentures and warrants were issued under the exemption from registration provided by Regulation S under the Securities Act. The investor received current information regarding our company and had the opportunity to ask questions about our company.

     In January 2001 we entered into equity purchase agreements with 8 accredited investors. These investors received an aggregate of 720,000 shares of our common stock at a purchase price of $1.00 per share. We received $720,000 in proceeds from the sale of these shares. There were no underwriting discounts nor commissions relating to the purchase agreements. The shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

     Under an agreement dated February 1, 2001 we issued 25,000 shares to an advisor in consideration for acting as a non-exclusive corporate financial advisor for a period of 24 months. The advisor may also earn an additional 25,000 shares under certain performance criteria objectives. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The financial advisor had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The shares received by the advisor contained the appropriate restrictive legends.

     Under an agreement dated March 1, 2001 we issued warrants to purchase 200,000 shares of our common stock to a consultant in consideration for providing our company with financial advisory services for a period of 12 months. The warrants are exercisable at $2.25 per share of common stock. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act. The consultant had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The warrants received by the consulting company contained the appropriate restrictive legends.

     Under an investment banking agreement dated March 1, 2001 we issued 43,750 shares of our common stock to a consultant in consideration for providing our company with business consulting services. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The consultant had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The shares received by the consultant contained the appropriate restrictive legends.

     On March 10, 2001, we issued 50,000 shares of our common stock to an officer and director of our company. These shares were issued under a compensation agreement. The options were issued under Section 4(2) of the Securities Act and are marked with the appropriate restrictive legends.

     Under a settlement agreement and mutual general release dated March 19, 2001 we issued 100,000 shares of our common stock to an individual physician. The shares were issued as compensation for the physician entering into the settlement agreement and mutual release with our company. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The physician had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The shares received by the physician contained the appropriate restrictive legends.

     Under a financial advisory and consulting agreement dated March 27, 2001 we issued warrants to purchase 200,000 shares of our common stock in consideration for providing consulting advice relating to financial and other similar matters. The warrants are exercisable until March 27, 2004 at prices ranging from $1.10 per share to $1.50 per share. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act. The consultant had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The warrants received by the consulting company contained the appropriate restrictive legends.

     On March 30, 2001, we issued warrants to purchase an aggregate of 940,000 shares of our common stock to Copira Investments Inc. and GKN Securities as consideration for an equity line of credit. The warrants are exercisable at $1.88 per share. Copira and GKN are accredited investors. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On March 30, 2001 we sold 27,500 shares of our common stock and warrants to purchase an aggregate 16,667 shares of our common stock to an accredited investor. The warrants are exercisable at prices ranging from $2.50 to $4.00. We also issued the investor a $67,000, 8% convertible debenture. The convertible debenture is convertible at $2.50 per share and is due March 30, 2004. We received approximately $100,000 in gross proceeds from the sale of our shares, warrants and convertible debenture. We paid a 7% cash commission to a placement agent. The placement agent also received warrants to purchase 4,258 shares of our common stock exercisable at $1.20 per share. The shares of common stock, warrants and debenture were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The investor received current information about our company and had the opportunity to ask questions about our company. The investor purchased the securities for investment purposes and the securities he received were marked with the appropriate restrictive legend.

     In April 2001 we issued options to purchase 100,000 share of our common stock to our legal counsel as consideration for services provided. The options are exercisable at $1.00 per share. The issuance of these options was exempt from registration under Section 4(2) of the Securities Act. The firm had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The options received by the firm contained the appropriate restrictive legends.

     In April, 2001 we sold an aggregate of 1,677,778 shares of our common stock to 3 accredited investors. The shares were sold for $1.80 per share. We received $3,020,000 in gross proceeds from the sale of these shares. We paid a placement agent a commission of 50,333 shares of our common stock in connection with this offering. This commission equaled approximately 3% of the total offering. The shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The investors received current information about our company and had the opportunity to ask questions about our company. The investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

     In April, 2001 we also sold an aggregate of 175,000 shares of our common stock to 2 accredited investors. The shares were sold for $1.60 per share. We received $280,000 in proceeds from the sale of these shares. There were no underwriting discounts nor commissions relating to the sales. The shares of common stock were issued under the exemption from registration provided by
Section 4(2) of the Securities Act. The investors received current information about our company and had the opportunity to ask questions about our company. The investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

     On April 2, 2001 we sold 105,000 shares of our common stock to an individual accredited investor. The shares were sold at a purchase price of $125,000 or approximately $1.19 per share. We received $125,000 in proceeds from the sale of these shares. There were no underwriting discounts nor commissions relating to the sale. The shares of common stock were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The investor received current information about our company and had the opportunity to ask questions about our company. The investor purchased the shares for investment purposes and the shares he received were marked with the appropriate restrictive legend.

     In May 2001 we sold 350,000 shares of our common stock to an accredited investor for a total purchase price of $647,500 per share or $1.85 per share. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The investor had access to information concerning our company had the ability to ask questions regarding our company. The investor represented that he was purchasing the shares for investment purposes. The shares were marked with the appropriate restrictive legends.

     On May 4, 2001 we issued warrants to purchase 15,000 shares of our common stock to a financial consultant as consideration for providing financial and other advisory consulting services. The warrants are exercisable at $1.85 per share. The warrants expire on May 4, 2006. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act. The consultant had the opportunity to ask questions regarding our company and had access to relevant information regarding our company. The warrants received by the consulting company contained the appropriate restrictive legends.

     From October 26, 2001, through January 22, 2002, we raised $1,129,548 through the issuance of a series of notes to a non-affiliated third party. The notes were convertible into shares of our common stock at conversion rates ranging from $.82 per share to $1.35 per share. All of the notes have been converted into a total of 1,157,778 shares of common stock. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On December 12, 2001, we reached an agreement with a non-affiliated third party where we agreed to pay the non-affiliated third party a fee payable in our common stock in the amount of 7% of any capital received by us as a result of an introduction by the non- affiliated third party. We have issued the non-affiliated third party a total of 15,500 shares of our common stock under the agreement. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     In January 2002, we reached an agreement with a non-affiliated third party where we agreed to pay the non-affiliated third party a fee payable in our common stock in the amount of 10% of any capital received by us as a result of an introduction by the non- affiliated third party. On February 11, 2002, we issued the non-affiliated third party 30,000 shares of our common stock. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On January 2, 2002, we issued 45,894 shares of our common stock to a non-affiliated individual pursuant to a Settlement Agreement and Mutual General Release dated March 19, 2001. The Settlement Agreement provided for the issuance of 100,000 shares of our common stock having a value of no less than $300,000. The Settlement Agreement further provided that in the event the value of the issued shares of common stock was below $300,000 on the date of the filing of a registration statement covering those shares, we would then become obligated to issue to the non-affiliated individual additional shares of our common stock to bring the total value of all shares issued to no less than $300,000. The issuance of 45,894 shares of our common stock on January 2, 2002, satisfied the foregoing condition of the Settlement Agreement. The Settlement Agreement provided piggy-back registration rights with respect to the additional shares issued on January 2, 2002. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On January 8, 2002, and January 24, 2002, we issued an aggregate of 64,257 shares of our common stock to our directors under our director compensation agreements as compensation for their services rendered during 2001. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On December 29, 2001 and February 18, 2002, we received a total of $800,000 for the issuance of a total of 800,000 shares of our common stock to a non-affiliated third party pursuant to the terms of Common Stock Purchase Agreements. The Common Stock Purchase Agreements provide for (i) piggy-back registration rights in the event the Company files a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8), and (ii) mandatory registration within 180 days of the date of purchase. In the event the mandatory registration provision is not complied with, the Common Stock Purchase Agreements provide that the investor shall receive an
additional      shares of our common stock for each month until the shares are registered pursuant to the terms of the Agreement. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On February 7, 2002, we issued 113,073 shares of our common stock to an individual in consideration for services rendered pursuant to a Services Agreement dated December 31, 2001. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On February 11, 2002, we sold 300,000 shares of our common stock to a non-affiliated third party at $1.00 per share. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     On February 21, 2002, we issued 35,000 shares of our common stock to a non-affiliated third party in connection with a financing through which we raised $500,000 through the issuance of a secured promissory note. The shares were issued under the exemption provided by Section 4(2) of the Securities Act.

     EACH OF THE SECURITY HOLDERS (A) HAD ACCESS TO BUSINESS AND FINANCIAL INFORMATION CONCERNING THE COMPANY, (B) REPRESENTED THAT IT WAS ACQUIRING THE SECURITIES FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TOWARDS DISTRIBUTION OR RESALE EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND (C) HAD SUCH KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS THAT HE, SHE OR ITS WAS ABLE TO EVALUATE THE RISKS AND MERITS OF AN INVESTMENT IN THE COMPANY. THEREFORE, EACH INVESTOR WAS ALSO SOPHISTICATED WITHIN THE MEANING OF FEDERAL SECURITIES LAWS. IN ADDITION, THE CERTIFICATES EVIDENCING THE SECURITIES THAT WERE ISSUED CONTAINED A LEGEND RESTRICTING THEIR TRANSFERABILITY ABSENT REGISTRATION UNDER THE SECURITIES ACT OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION THEREFROM.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.       DESCRIPTION OF DOCUMENT
-----------       -----------------------
3.1          --   Articles of Incorporation.(1)
3.2          --   Articles of Amendment to the Articles of Incorporation.(1)
3.3          --   By-laws.(1)
3.4          --   Articles of Amendment to the Articles of Incorporation
                  designating the Series A Preferred Stock.(3)
3.5          --   Articles of Amendment to the Articles of Incorporation
                  designating the Series B Preferred Stock.(3)
3.6          --   Articles of Amendment to the Articles of Incorporation.(3)
4.1          --   Specimen Common Stock Certificate.(1)
5.1          --   Opinion of Atlas Pearlman, P.A.(2)
10.1         --   Form of Non-Negotiable Promissory Note issued to Dedales
                  Investment Holdings, S.A.(2)
10.2         --   Guarantee Agreement dated January 30, 2002, between
                  Registrant and McKesson Corporation.(2)
10.3         --   Pledge Agreement dated January 30, 2002, between Registrant
                  & McKesson Corporation.(2)
10.4         --   Subscription Agreement dated February 11, 2002, between
                  Registrant & Michael Rosenbaum.(2)
10.5         --   Common Stock Purchase Agreement dated December 29, 2001,
                  between Registrant & Daniel A. Bachtle.(2)
10.6         --   Common Stock Purchase Agreement dated February 18, 2002,
                  between Registrant and Daniel A. Bachtle.(2)
10.7         --   Secured Promissory Note dated February 21, 2002, issued to
                  Pinnacle Investment Partners, L.P.(2)
10.8         --   Pledge and Security Agreement dated February 21, 2002,
                  between Registrant and Pinnacle Investment Partners, L.P.(2)
21           --   Subsidiaries of the Company.(2)
23.1         --   Consent of Kaufman, Rossin and Company.(2)
23.2         --   Consent of Atlas Pearlman, P.A. (contained in Exhibit
                  5.1)(2)

---------------

(1) Incorporated by reference to the exhibit of the same number filed with the Company's Registration Statement on Form SB-2 (No. 333-5884-A)
(2) Filed herewith
(3) Filed previously.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida on March 13, 2002.

                                          METROPOLITAN HEALTH NETWORKS, INC.

                                          By: /s/ FRED STERNBERG
                                            ------------------------------------
                                            Fred Sternberg, Chairman and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                                                       Chairman and Chief Executive    March 13, 2002
/s/ FRED STERNBERG                                     Officer
-----------------------------------------------------
Fred Sternberg

                                                       Vice President and Chief        March 13, 2002
/s/ DEBRA A. FINNEL                                    Operating Officer
-----------------------------------------------------
Debra A. Finnel

/s/ DAVID S. GARTNER                                   Secretary and Chief Financial   March 13, 2002
-----------------------------------------------------  Officer
David S. Gartner

/s/ MICHAEL CAHR                                       Director                        March 13, 2002
-----------------------------------------------------
Michael Cahr

/s/ MARVIN HEIMAN                                      Director                        March 13, 2002
-----------------------------------------------------
Marvin Heiman

/s/ MICHAEL EARLEY                                     Director                        March 13, 2002
-----------------------------------------------------
Michael Earley

/s/ WILLIAM BULGER                                     Director                        March 13, 2002
-----------------------------------------------------
William Bulger

/s/ ROBERT BUCHANAN                                    Director                        March 13, 2002
-----------------------------------------------------
Robert Buchanan

/s/ MARTIN HARRISON                                    Director                        March 13, 2002
-----------------------------------------------------
Martin Harrison